UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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FERRO CORPORATION

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10:25

FERRO

Ferro now has a more resilient, high-margin and coherent portfolio with technology-driven innovation as the catalyst for sustainable value creation.

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A GENESIS OF GREATER VALUE CREATION

2021 PROXY STATEMENT AND ANNUAL MEETING

FERRO CORPORATION 6060 PARKLAND BOULEVARD, SUITE 250 MAYFIELD HEIGHTS, OHIO 44124 USA TELEPHONE: (216) 875-5600 FACSIMILE: (216) 875-5627 WEBSITE: www.ferro.com

March 25, 2021

Dear Shareholder:

I cordially invite you to attend the 2021 Annual Meeting of Shareholders of Ferro Corporation, which will be held on April 29, 2021. The meeting will be held by live online webcast and will begin at 9:00 a.m. (Eastern Time). You will be able to attend the meeting and vote your shares electronically by visiting www.virtualshareholdermeeting.com/FOE2021. You must have your sixteen-digit control number that is shown on your notice of electronic availability of proxy materials or your proxy card if you receive your proxy materials by mail. You will not be able to attend the meeting in person.

At the 2021 Annual Meeting, shareholders will (i) vote on the election of six Directors, (ii) vote in a non-binding advisory capacity to approve our executive compensation, (iii) vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, (iv) vote on a shareholder proposal, if properly presented at the Annual Meeting, and (v) transact such other business as may properly come before the 2021 Annual Meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 18, 2021 are entitled to vote at the 2021 Annual Meeting. Regardless of the number of shares you own, your vote is important. I urge you to vote as soon as possible by telephone or the Internet or by signing, dating, and returning the enclosed proxy card by mail, even if you plan to attend the meeting virtually.

I look forward to seeing you at the 2021 Annual Meeting.

Very truly yours,

PETER T. THOMAS
Chairman, President, and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date: April 29, 2021

Time: 9:00 a.m. EDT

Location: Live online webcast that is available at www.virtualshareholdermeeting.com/FOE2021

Record Date: March 18, 2021

March 25, 2021

Meeting Agenda:

•	Election of six nominees to the Board of Directors

•	An advisory vote to approve executive compensation

•	Ratification of the appointment of Deloitte & Touche LLP as independent accountants for 2021

•	A shareholder proposal, if properly presented at the Annual Meeting

•	Transact any other business that may properly come before the meeting

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Shareholders of Ferro Corporation to Be Held on April 29, 2021:

This Proxy Statement and annual report to security holders are available at https://ferrocorporation.gcs-web.com/financial-information/annual-meeting.

We encourage shareholders to vote promptly, as this will save the expense of additional proxy solicitation. Shareholders of record on the Record Date are entitled to vote in the following ways:

By Telephone In the U.S. or Canada, you can vote your shares by calling 1-800-690-6903.	By Internet You can vote your shares online at www.proxyvote.com. You will need the 16-digit control number on the Notice of Internet Availability or proxy card.	By Mail You can vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.	By Webcast You can vote your shares online during the live virtual webcast of the Annual Meeting

This Notice of Annual Meeting of Shareholders and related Proxy Materials are being distributed or made available to shareholders beginning on or about March 25, 2021.

2021 PROXY STATEMENT	i

ii	2021 PROXY STATEMENT

Proxy Statement Summary

PROXY STATEMENT SUMMARY

The following summary highlights information relating to the 2021 Annual Meeting of Shareholders. Additional information is included elsewhere in this Proxy Statement.

2021 Annual Meeting of Shareholders

Voting Matters and Recommendations
Voting Matter	Board Recommendations

Election of six Directors	FOR ALL NOMINEES

Vote in a non-binding advisory capacity to approve our named executive officer compensation	FOR

Ratification of Deloitte & Touche LLP as independent registered public accounting firm for fiscal year ending December 31, 2021	FOR

Vote on a shareholder proposal, if property presented at the Annual Meeting	AGAINST

2021 PROXY STATEMENT	1

Proxy Statement Summary

Governance Highlights

The Company follows recommended practices in corporate governance, including the following:

  ✓  All Directors are elected annually

  ✓   Boardcommittees are 100% comprised of independent Directors under Ferro’s Guidelines for Determining Director Independence, which meet or exceed the independence guidelines and standards set forth by the New York Stock Exchange (“NYSE”)

  ✓  Onlyone Board member is a Company executive

  ✓   IndependentDirectors and Board committees meet regularly and frequently without management present

  ✓  Boardand committee evaluations are conducted annually

  ✓   EachDirector is subject to peer review

  ✓  Amajority of Director compensation is in the form of deferred stock units, which must be held until service as a Director ceases

  ✓   AllDirectors, officers, and employees are responsible for complying with Ferro’s policies on business conduct and ethics

  ✓   Ferro’sindependent registered public accounting firm, along with Ferro’s internal audit function, reports directly to the Audit Committee

  ✓  Ferrohas established procedures for shareholders to communicate with the Lead Director or the non-management Directors

  ✓   EachDirector on the Board owns shares of Common Stock or Common Stock equivalents, and such share equivalents received as compensation are retained until the Director departs the Board

  ✓  TheBoard has an independent Lead Director

  ✓  Amajority voting and resignation policy is in place for uncontested Director elections

  ✓  TheCompany has adopted proxy access, which provides shareholders the ability to nominate director candidates for inclusion in the Company’s proxy statement

  ✓  TheBoard follows published Corporate Governance Principles designed to ensure that the Board, through its membership, composition, and committee structure, is able to provide informed, competent, and independent oversight of the Company

  ✓  Eachcommittee of the Board has a published charter, which is reviewed and discussed at least annually

  ✓  Noneof our Director nominees serve on an excessive number of boards

  ✓  TheBoard is highly refreshed, with one Director serving 4 years or less, four Directors serving between 5 and 9 years, and one Director serving ten or more years

  ✓  Ferrohas a hotline available to all employees all employees and the Audit Committee has procedures in place for anonymous submission of employee complaints on accounting, internal accounting controls, and auditing matters, to encourage employees to report questionable activities to the legal department and Audit Committee

  ✓   TheCompensation Committee’s compensation consultant does not provide any services to Ferro other than those provided to the Compensation Committee

2	2021 PROXY STATEMENT

Proxy Statement Summary

Executive Compensation Highlights

The Company follows recommended practices in executive compensation, including the following:

  ✓  Thecompensation program is designed to reward long-term, sustainable value creation

  ✓  Executiveofficers are subject to stock ownership guidelines of six times salary for CEO and three times salary for other executive officers

  ✓  Aclawback policy provides for recoupment of incentive-based compensation paid as a result of a material misstatement of financial results

  ✓  Noexecutive officer has an employment agreement with the Company

  ✓  Long-termincentives comprise a significant portion of target compensation for executive officers (45%-62%)

  ✓  Restrictedstock awards to executives are generally subject to three-year incremental vesting

  ✓  Change-in-controlagreements entered into after 2009 do not include tax gross-ups

  ✓  Equityawards have double-trigger vesting for a change-in-control

  ✓  Employeesand Directors are not permitted to hedge their Ferro equity

  ✓  Executiveofficers receive no perquisites, such as financial counseling, tax preparation, company cars, club memberships, personal use of company aircraft or other allowances

2021 PROXY STATEMENT	3

Proposal One

PROPOSAL ONE:

ELECTION OF DIRECTORS

The current terms of all Directors will expire on the day of the 2021 Annual Meeting. Each of the current Directors will stand for re-election. At the Annual Meeting, the Shareholders will consider the election of six Directors, each to serve a one-year term.

Nominees for Election at this Annual Meeting

The Board has nominated Mr. Lorber, Ms. Ogilvie, Mr. Ross, Mr. Spizzo, Mr. Thomas, and Mr. Vargo for re-election to the Board at this Annual Meeting. Set forth below is certain information about the Director nominees, including the skills and qualifications considered by the Governance & Nomination Committee and the Board of Directors in advancing these nominations.

DAVID A. LORBER* Age: First Became a Ferro Director: Other Public Company Board Directorships Committee Assignments: Skills and Qualifications: *Lead Director

2013

PhenixFIN Corporation

Governance & Nomination Committee (Chair)

Compensation Committee

Mr. Lorber has significant financial, investment, M&A, and strategic corporate expertise. He also brings to the Board experience in corporate governance and business oversight as a result of having served on numerous other public company boards.

Biographical Information:

Mr. Lorber was appointed Chairman and Chief Executive Officer of PhenixFIN Corporation (formerly, Medley Capital Corporation), a closed-end, externally managed business development company, effective January 1, 2021 and has served as a director of PhenixFIN Corporation since April 2019. He is also a Co-Founder of FrontFour Capital Group LLC, an investment adviser, and has served as a Portfolio Manager since January 2007. Additionally, he is a Co-Founder and Principal of FrontFour Capital Corp., an investment adviser. Previously, Mr. Lorber was a Senior Investment Analyst at Pirate Capital LLC, a hedge fund, from 2003 to 2006. He was an Analyst at Vantis Capital Management LLC, a money management firm and hedge fund, from 2001 to 2003 and an Associate at Cushman & Wakefield, Inc., a global real estate firm, from 2000 to 2001.

Mr. Lorber formerly served as a director of Aerojet Rocketdyne Holdings, Inc. (formerly, GenCorp Inc.), a technology-based manufacturer of aerospace and defense products and systems with a real estate segment. Mr. Lorber also formerly served as a director of Huntingdon Capital Corp., a real estate company, and Fisher Communications Inc., a media company acquired by Sinclair Broadcast Group, Inc. in August 2013.

4	2021 PROXY STATEMENT

Proposal One

MARRAN H. OGILVIE
Age: First Became a Ferro Director: Committee Assignments:	52 2017 Audit Committee Governance & Nomination Committee
Other Public Company Board Directorships:	Four Corners Property Trust, Inc. GCP Applied Technologies, Inc.
Skills and Qualifications:

Ms. Ogilvie has more than 20 years of executive management and financial experience with diverse businesses, including growth-oriented international businesses. She also has significant experience as a director of public company boards.

Biographical Information:

Ms. Ogilvie has served as a director of Four Corners Property Trust, Inc., a real estate investment trust, since 2015, and as a director for GCP Applied Technologies, Inc., a global provider of construction product technologies, since March 2019. Ms. Ogilvie also has agreed to serve as a director of Oaktree Acquisition Corp. III, a special purpose acquisition corporation, effective upon the completion of its initial public offering.

Previously, Ms. Ogilvie served as an Advisor to the Creditors Committee for the Lehman Brothers International (Europe) Administration from 2008 to 2018. Ms. Ogilvie also served within the last five years as a director of Evolution Petroleum Corporation, Forest City Realty Trust, Inc., Southwest Bancorp Inc., Seventy Seven Energy Inc., Zais Financial Corporation, LSB Industries, Inc., the Korea Fund, and Bemis Company. Prior to that, Ms. Ogilvie was a member of Ramius, LLC, an alternative investment management firm, where she served in various capacities from 1994 to 2009 before the firm’s merger with Cowen Group, including as Chief Operating Officer and General Counsel. Following the merger, she served as Chief of Staff at Cowen Group, Inc. until 2010.

ANDREW M. ROSS Age: First Became a Ferro Director: Committee Assignments: Other Public Company Board Directorships. Skills and Qualifications:

2016

Audit Committee

Governance & Nomination Committee

GCP Applied Technologies, Inc.

Mr. Ross has more than 25 years of experience in the pigments and performance additives industry. He has served in a number of senior management positions and has valuable experience in strategic acquisitions. Mr. Ross also has a background in corporate finance.

Biographical Information:

Mr. Ross is the former President of the Pigments and Additives business of Rockwood Holdings, Inc. (“Rockwood”), a performance additives and titanium dioxide business that was sold to Huntsman Pigments in October 2014. Prior to that position, he served in various management roles and led initiatives at Rockwood that significantly increased the sales and profitability of its color pigments business, including several multi-national acquisitions, acquisition integrations, and operational efficiency optimization projects. Mr. Ross’ career has included senior leadership roles in family-owned, private equity-sponsored, and publicly traded companies. Mr. Ross currently serves as a member of the board of Bartek Ingredients, Inc., a privately held company. Mr. Ross has served as a director for GCP Applied Technologies, Inc., a global provider of construction product technologies, since 2020, and serves on the audit committee and strategy/operations/risk committee.

2021 PROXY STATEMENT	5

Proposal One

ALLEN A. SPIZZO Age: First Became a Ferro Director: Other Public Company Board Directorships Committee Assignments: Skills and Qualifications:

2016

Periphas Capital Partnership Corporation

Compensation Committee (Chair)

Audit Committee

Mr. Spizzo has extensive experience in the specialty chemicals industry. He has served in a number of senior management positions in key corporate functions, including finance, strategic planning, corporate development, and investor relations. He also has served on the boards of other publicly traded chemical and materials companies.

Biographical Information:

Mr. Spizzo has been a business and management consultant focused on the chemicals, materials, biotechnology, and pharmaceutical industries since November 2008, and he also serves as an investment adviser and asset management trustee. He served as Vice President and Chief Financial Officer of Hercules Incorporated (“Hercules”), a former S&P 500 specialty chemicals company, from March 2004 until the company was sold to Ashland Inc. in November 2008. He served as Vice President, Corporate Affairs, Strategic Planning and Corporate Development of Hercules from July 2002 to March 2004. He served as Vice President, Investor Relations and Strategic Planning of Hercules from 2000 to July 2002. Prior to that, he served in other capacities with Hercules since 1979.

Mr. Spizzo currently serves on the board of directors and is chairman of the audit committee of Periphas Capital Partnership Corporation (NYSE: PCPC), a special purpose acquisition company. He previously served on the boards of directors for A. Schulman, a specialty materials company, until its sale in 2018, Global Specimen Solutions, Inc. until its sale in 2017, and OM Group, Incorporated until its sale in 2015.

PETER T. THOMAS Age: First Became a Ferro Director: Other Public Company Board Directorships: Skills and Qualifications:

2013

None.

Mr. Thomas brings to the Board a comprehensive understanding of Ferro’s business from his twenty years with the Company in various positions of executive leadership. His deep knowledge of the business and familiarity with day-to-day operations allow him to contribute critical insight to the Board in shaping and executing Ferro’s strategy.

Biographical Information:

Mr. Thomas was appointed President and Chief Executive Officer of Ferro and was elected to the Board in April 2013 after serving as interim President and Chief Executive Officer since November 2012. Mr. Thomas was elected Chairman of the Board in April 2014.

Prior to his appointment as interim President and Chief Executive Officer, Mr. Thomas served as the Operating Vice President of Ferro’s Polymer and Ceramic Engineered Materials Group, which included its Polymer Additives, Specialty Plastics, Tile Coatings, Porcelain Enamel, and Pharmaceuticals businesses. Mr. Thomas joined Ferro in 2000 as Director of Sales for Polymer Additives. Prior to joining Ferro, Mr. Thomas was Vice President of the Oleochemical-Derivatives business unit for Witco Corporation. He also held positions at Witco Corporation as Vice President of Sales and Global Market Director.

Mr. Thomas also served as a director of Innophos Holdings, Inc., a leading international producer of specialty ingredient solutions for the food, health, nutrition, and industrial markets, until its acquisition by One Rock Capital Partners in 2020.

6	2021 PROXY STATEMENT

Proposal One

RONALD P. VARGO Age: First Became a Ferro Director: Committee Assignments: Other Public Company Board Directorships: Skills and Qualifications:

2009

Audit Committee (Chair)

Compensation Committee

EPAM Systems, Inc.

EnerSys

Mr. Vargo has extensive experience in treasury, investor relations, business strategy, acquisitions and divestitures, finance, and operations in global corporations. In addition, Mr. Vargo has served in senior management positions at publicly traded companies, including as the chief financial officer of two publicly traded companies, ICF International and Electronic Data Systems.

Biographical Information:

Mr. Vargo served as Vice President and Chief Financial Officer of ICF International, a leading provider of consulting services and technology solutions to government and commercial clients, from April 2010 until May 2011. Prior to joining ICF International, Mr. Vargo served as the Executive Vice President and Chief Financial Officer of Electronic Data Systems (“EDS”) and served as a member of the EDS Executive Committee. Mr. Vargo joined EDS in 2004 as Vice President and Treasurer and was promoted to Chief Financial Officer in 2006. Before joining EDS, Mr. Vargo served as Corporate Treasurer and Vice President of Investor Relations at TRW Inc., now part of Northrop Grumman, until 2003. He began his career with General Electric in 1976 and also served in numerous leadership positions at BP plc (“BP”) and the Standard Oil Company, which was acquired by BP.

Mr. Vargo also serves as a director of EPAM Systems, Inc., a global IT services provider, and EnerSys, a global leader in stored energy solutions for industrial applications.

2021 PROXY STATEMENT	7

Proposal One

Each of the nominees has agreed to stand for re-election. While we have no reason to believe that any of these nominees will be unable or unwilling to serve at the time of the 2021 Annual Meeting, in the unlikely event that any of them does not stand for re-election, the shares represented by proxy at the 2021 Annual Meeting may be voted for the election of a substitute nominee named by the Board.

Board Composition and Diversity

Presented below is a depiction of the expected independence and tenure of our Board of Directors immediately following the 2021 Annual Meeting, assuming the election of the nominees named in the proxy statement.

The Board of Directors encourages a diversity of backgrounds among its members and has a Corporate Governance Principle in place demonstrating its commitment to the consideration of diversity in identifying director nominees. The Board considers candidates with significant direct or indirect experience that will provide the Board of Directors as a whole with the talents, skills, diversity, and expertise to serve the long-term interests of the Company and its shareholders. The Board believes that it benefits from being comprised of men and women with a rich diversity of backgrounds and experiences, who work together in a positive and collegial fashion and demonstrate the ability to act effectively on behalf of all of the Company’s shareholders.

Vote Required for Approval

The six nominees who receive the greatest number of votes cast by the shares present, in person at the virtual meeting or by proxy, and entitled to vote at the meeting will be elected Directors, subject to the Policy of the Board of Directors Relating to Majority Voting. Abstentions and broker non-votes will not be considered as shares voted “for” or “withheld” in the election of nominees.

If you return a proxy card without giving specific voting instructions, then your shares will be voted “FOR” the election of Mr. Lorber, Ms. Ogilvie, Mr. Ross, Mr. Spizzo, Mr. Thomas, and Mr. Vargo.

If you hold your shares in “street name” and do not provide specific voting instructions to the bank or broker or do not obtain a proxy from such bank or broker to vote those shares, then your shares will not be voted in the election of Directors.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the election of each of Mr. Lorber, Ms. Ogilvie, Mr. Ross, Mr. Spizzo, Mr. Thomas, and Mr. Vargo. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

Board Meetings and Attendance

During 2020, the Board met 13 times. Each Director attended at least 75% of the total number of Board and respective committee meetings held during the year. In accordance with Ferro’s Corporate Governance Principles, the Directors are encouraged to attend the Annual Meetings of Shareholders. All of the Directors attended the 2020 Annual Meeting either in person or telephonically due to COVID-19.

8	2021 PROXY STATEMENT

Corporate Governance

CORPORATE GOVERNANCE

Corporate Governance Attributes and Principles

The Board of Directors and management believe that good corporate governance enhances investor confidence and increases shareholder value. Certain corporate governance attributes are listed on page 2. The Board has adopted Corporate Governance Principles, which are intended to ensure that Ferro’s Director qualifications, committee structure and overall Board processes facilitate good corporate governance and independent oversight of the Company’s management. The Corporate Governance Principles may be accessed on Ferro’s website (www.ferro.com).

Director Independence

The Board has adopted Guidelines for Determining Director Independence. The purpose of these Guidelines is to assist the Board in its evaluation of and determination regarding the independence of members of the Board. The Guidelines meet or exceed the independence standards set forth in section 303A of the NYSE listing standards, and the Board has determined that all Director nominees, other than Mr. Thomas, recommended by the Board for re-election qualify as “independent” under such Guidelines. The Guidelines may be accessed on Ferro’s website (www.ferro.com).

Majority Voting Policy

The Board has adopted the Policy of the Board of Directors Relating to Majority Voting (the “Majority Voting Policy”). Pursuant to the Majority Voting Policy, in the event of an uncontested election — an election in which the number of nominees for Director does not exceed the number of Directors to be elected — where a nominee for Director receives more votes “withheld” from his or her election than votes “for” his or her election, such Director is expected to tender to the Governance & Nomination Committee his or her resignation as a Director. The Governance & Nomination Committee of the Board will then consider the resignation tendered and recommend to the Board whether to accept or reject it. If the Board rejects the Director’s resignation, the Director will continue to serve for the remainder of his or her term and until his or her successor is duly elected, or his or her earlier death, resignation or removal. If the Board accepts the Director’s resignation, then the Board in its sole discretion may fill any resulting vacancy or may decrease the number of Directors comprising the Board. The Governance & Nomination Committee, in making its recommendation, and the Board, in making its decision, may consider any factors or other information that they consider appropriate.

2021 PROXY STATEMENT	9

Corporate Governance

Board Committees

The Board of Directors has an Audit Committee, Compensation Committee and Governance & Nomination Committee. Copies of the charters for each of the committees are posted on the Company’s website (www.ferro.com), under “Investors; Corporate Governance” and are available to any shareholder in hard copy upon request to the Company. Information regarding the committees is set forth in the following table:

AUDIT COMMITTEE	COMPENSATION COMMITTEE	GOVERNANCE & NOMINATION COMMITTEE

Responsibilities:

The Committee is responsible for:

•  oversight of the integrity of Ferro’s financial statements

•  oversight of compliance with legal and regulatory requirements relating to Ferro’s financial reports

•  the appointment, retention, and oversight of Ferro’s independent registered public accounting firm

•  oversight of the performance of the internal audit function

•  oversight of the enterprise risk management function

Responsibilities:

The Committee is responsible for:

•  recommending policies for the compensation of Directors

•  setting the compensation of the elected executive officers

•  oversight of management’s administration of significant employee compensation and benefit plans

Responsibilities:

The Committee is responsible for:

•  recommending to the Board nominees for election as Directors

•  recommending to the Board criteria and qualifications for new Board members

•  recommending to the Board the composition and chair of each committee

•  overseeing adherence to the Corporate Governance Principles adopted by the Board

Independence: Each Committee member is independent under NYSE listing standards and as such term is defined in Rule 10A-3(b)(1)	Independence: Each Committee member is independent under NYSE listing standards, a “non-employee director” as defined in Section 16(b) of the Securities Exchange Act of 1934	Independence: Each Committee member is independent under NYSE listing standards
Members*: Ronald P. Vargo, Chair Marran H. Ogilvie Andrew M. Ross Allen A. Spizzo	Members: Allen A. Spizzo, Chair David A. Lorber Ronald P. Vargo	Members: David A. Lorber, Chair Marran H. Ogilvie Andrew M. Ross
Number of meetings in 2020: 8	Number of meetings in 2020: 4	Number of meetings in 2020: 3

*

Each member of the Audit Committee has the requisite financial literacy required under section 303A of the NYSE listing standards to serve on the Audit Committee. The Board has chosen to designate Mr. Vargo as the “audit committee financial expert” for purposes of section 407 of the Sarbanes-Oxley Act. Mr. Vargo’s biography is on page 7.

10	2021 PROXY STATEMENT

Corporate Governance

Director Nomination Process

The Governance & Nomination Committee reviews the credentials of potential Director candidates (including potential candidates recommended by shareholders), conducts interviews, and makes formal recommendations to the Board for the annual and any interim election of Directors. In making its recommendations, pursuant to the Company’s Corporate Governance Principles, the Governance & Nomination Committee considers a variety of factors, including skills, independence, background, experience, diversity, and compatibility with existing Board members. The Governance & Nomination Committee may also consider such other factors as it deems appropriate and in the best interests of the Company and its shareholders.

The Governance & Nomination Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. If any Board member is of retirement age or does not wish to continue in service, or if the Governance & Nomination Committee or the Board decides not to nominate a member for re-election, then the Committee considers the desired skills and experience that it would like Director candidates and the Board as a whole to have in light of the criteria outlined above. The Governance & Nomination Committee considers potential Director candidates that may be recommended by the Board, senior management, shareholders, and consultants. All candidates, regardless of the source of the recommendation, are considered in the same manner.

The Governance & Nomination Committee considered each Director’s leadership experience, specific industry or manufacturing experience, and familiarity with global operations. The Directors hold or have held executive officer positions or serve or have served on boards of directors in organizations that have provided them experience in operations, management, risk management, governance and leadership development. The Board and the Governance & Nomination Committee believe that these skills and qualifications, combined with diverse backgrounds and the ability to work in a positive and collegial fashion, benefit Ferro and Ferro’s shareholders by creating a strong and effective Board.

The Governance & Nomination Committee will consider candidates for the Board who are recommended by shareholders in accordance with the provisions in the Company’s Amended and Restated Code of Regulations (“Code of Regulations”). Shareholder recommendations must be submitted in writing to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 USA, not less than 90 nor more than 120 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders. The recommendation notice should include the information required by the Company’s Code of Regulations, including, but not limited to, (a) certain biographical and share ownership information concerning the nominee and the shareholder proponent, (b) a description of any arrangements between the shareholder proponent (and certain affiliates) and any other person or entity with respect to the nomination, including the nominee, and (c) a written consent of the nominee to serve as a Director of the Company, if elected, and a representation regarding the nominee’s voting commitments or actions as a Director, as well as that the nominee will comply with the Company’s corporate governance and other policies, principles and guidelines. The Company may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.

Board Leadership Structure

Ferro’s Board leadership structure consists of a combined CEO and Chairman of the Board, along with an independent Lead Director. Ferro believes that a combined CEO and Chairman of the Board role is appropriate because it provides an efficient and effective leadership structure for Ferro. It promotes alignment between the Board and management on Ferro’s strategic objectives, facilitates effective presentation of information to enable the Board to fulfill its responsibilities, and allows for productive and effective Board meetings.

Ferro’s non-management Directors, all of whom are independent, meet at regularly scheduled executive sessions several times each year. These sessions are chaired by the Lead Director. Neither the CEO nor any other member of management attends these sessions except in limited circumstances if requested by the non-management Directors. Following each executive session, the Lead Director or the other non-management Directors share with the CEO or other members of senior management such observations, comments or concerns as the Lead Director and the other non-management Directors deem appropriate. Mr. Lorber, the Chair of the Governance & Nomination Committee, currently serves as the Lead Director.

2021 PROXY STATEMENT	11

Corporate Governance

The independent Directors have access to Ferro management as they deem necessary or appropriate, consistent with the Company’s Corporate Governance Principles. In addition, the Chairs of the Audit Committee, Governance & Nomination Committee, and Compensation Committee meet periodically with members of senior management.

The Board examines the Company’s corporate governance policies and leadership structure on an ongoing basis.

Board Education

Ferro encourages its Directors to participate in recommended continuing education programs focused on current topics of importance to boards, recommended practices in corporate governance, and legal and ethical responsibilities of directors. The Company reimburses Directors for their expenses associated with attending one director education conference each year. Director education also is provided during board meetings and may include materials and presentations developed internally or by third parties.

12	2021 PROXY STATEMENT

Corporate Governance

COMMITMENT TO SUSTAINABILITY

Ferro’s core values demonstrate our commitment to sustainability. We prioritize serving our customers with enthusiasm and integrity, creating a safe workplace, minimizing the impact to the environment, developing environmentally responsible products, and conducting business in an ethical and legal manner. We empower teams to develop forward-thinking ideas where innovation delivers performance, through (i) Customer Focus, (ii) Accountability and Performance, (iii) Innovative Thinking, and (iv) Teamwork and Collaboration. These values support our efforts to deliver products and services that enhance the world around us and reinforce our sustainability.

Environmental and Product Stewardship

Ferro believes that it is important to be mindful of how behaviors impact the environment. We look for opportunities to minimize the environmental impact from our operations and our products. It is our ongoing practice to have programs to protect our environment, employees, communities, and future generations. We embed the principles of a circular economy into our environmental, social and governance (“ESG”) practices globally through research and development, investments, and implementation of new technologies.

A core component of our strategy is to align our new product development and growth with “green” technologies. We are involved worldwide in research and development activities relating to sustainable products, services, and technologies for our customers. In 2020, our expenditures for product and application technology, including research and development, customer technical support, and other related activities, totaled $35.6 million.

Innovation at Ferro is about more than developing new products. It also is about being creative and resourceful in our operations. Whether it is new production processes and equipment or improving material performance, our pursuit of these objectives makes our customers more successful.

Our Ferro Environmental Standards management system provides the guidelines to go beyond compliance, requiring each of our facilities to establish, implement, and audit environmental programs. We also allow, and in many cases encourage, remote working for those positions for which it is appropriate, utilizing web conferencing and teleconferencing technologies. We provide company laptops to many of our associates, enabling them to work from home and avoid the energy consumption and pollution resulting from commuting to central locations.

In addition to the above, in 2020 we also:

✓ Implemented environmentally responsible products that mitigated waste in our supply chain

✓ Utilized recycling collection bins for aluminum, batteries, plastic, and paper in our offices

✓ Enhanced our physical facility environment with a tree planting initiative

Our environmental strategy going forward is based on mitigation, prevention, and opportunity. Ferro is continuously researching and designing innovative ways to boost efficiency. All Ferro manufacturing facilities are either currently certified or undergoing a review process to achieve ISO 14001, the international standard that specifies requirements for an effective environmental management system. In 2021 and beyond, we will continue to align with strategic partners to combine resources and expertise to find impactful ways to advance a circular economy.

These are just some of the ways that we create value for our business, customers, employees, and communities, while helping to protect our planet.

2021 PROXY STATEMENT	13

Corporate Governance

Social and Culture

Ferro is a global company with an employee population representing a broad diversity of cultures, languages, ethnicities, religions and races. We believe that each individual has value and should be treated respectfully, no matter the individual’s background, culture, ability, age, ethnicity, race, sexual orientation, religious belief, or veteran’s status. We foster an inclusive work environment in addition to a culture of learning and innovation that enables our employees to contribute.

Our Board of Directors considers diversity when looking to fill Board vacancies. This long has long been a practice at Ferro, and is reflected the Company’s Corporate Governance Principles, which specifically states that the Board believes that its responsibilities can best be met if it is comprised of men and women with a rich diversity of backgrounds, skills, training, and experiences.

We are committed to pay equity and regularly review our compensation in an effort to provide fair pay to our employees. We maintain a pay-for-performance compensation structure where Ferro’s full-time employees participate in an annual goal-setting and performance evaluation process. In addition, we continually evolve our benefits plans to maintain competitive packages that reflect the needs of our workforce.

Health and safety are paramount at Ferro. This was demonstrated by our response to the COVID-19 pandemic. Ferro moved swiftly to respond to the challenges faced by our employees due to the COVID-19 pandemic, mobilizing taskforces at both the global and regional level and implementing a range of measures, including:

✓   Restrictingnon-essential travel

✓    Providingcommunications and instructions to employees regarding the importance of following the guidance of health authorities, including social distancing and heightened awareness of personal hygiene

✓   Enabling“work from home” for employees whose responsibilities can be performed remotely

✓   Prohibitingparticipation in large events and gatherings

✓    Accommodatingscheduling needs of employees whose families were impacted by COVID-19 illness

✓   Developingphased re-entry plans for our office locations

✓   Continuingto follow recommendations from the World Health Organization and Centers for Disease Control and Prevention, as well as local health authorities

We are committed to being good citizens in the communities where we live and work. We support charity and fundraising and local community development through support groups, food drives, and partnerships with local educational institutions. We also provide scholarships and support employees engaged in service to the communities in which they live.

14	2021 PROXY STATEMENT

Corporate Governance

Governance

We believe that strong corporate governance is essential and supports the long-term success of our company. Our Board and its committees help set the tone for our company and regularly review and, as appropriate, update policies in light of current regulations and recommended practices.

Ferro leadership is focused on and devotes substantial attention to matters of corporate responsibility, including ESG matters, and our Audit Committee has oversight over the Company’s ethics and governance efforts. Our Director of Environmental, Health & Safety (“EHS”) regularly provides reports to the full Board on environmental, health, and safety matters, and other members of senior management provide reports to the Board or its committees on governance and social matters.

The Chief Executive Officer, General Counsel, Director of EHS, Director of Compliance and Risk Management and many other employees monitor and manage ESG issues within our value chain. Ferro seeks to source responsibly, protect employee safety, develop environmentally friendly products and drive efficiencies in our manufacturing footprint, to name just a few areas of focus. The Company also seeks to ensure accountability for meeting ESG standards.

Ferro’s website contains additional information on our policies and programs, including the following:

✓   Codeof Conduct: We maintain a Code of Conduct that is applicable to all our directors, officers, and employees. The Code of Conduct sets forth our policies and expectations on several topics, including conflicts of interest, compliance with laws, use of our assets, and business conduct and fair dealing.

✓   SupplierCode of Conduct: Ferro suppliers are expected to know and follow our Supplier Code of Conduct and hold their suppliers and sub-suppliers to those standards.

✓    CorporateGovernance Principles: We maintain policies that guide our approach to corporate governance and risk management.

In 2020, the Company launched an initiative to enhance ESG policies and disclosures. Management reviewed and revised various ESG-related policies included in the Company’s Management Policy Guidelines (“MPG”s), which establish the expectations and guidelines that all Ferro directors, officers, employees, and contractors must follow. Enhancements were made to MPGs addressing Health and Safety Compliance and Environmental Compliance. In addition, an MPG establishing a Human Rights Policy was adopted. Enhancements also were made to the following documents available to the public on the Company’s website: the Code of Business Conduct, the Supplier Code of Conduct and the Conflict Minerals Policy. Ferro’s Sustainability Governance statement also is available on the Company’s website.

The corporate website has been updated to provide disclosure with respect to certain ESG-related matters in an effort to improve investor access to key information about our evolving ESG practices. Shareholders and other parties interested in these matters are directed to the Sustainability section of the Company’s website (https://www.ferro.com/about/sustainability). In addition to the codes and policies listed above, the following documents are available: Sustainability Statement, Health & Safety at Ferro, Environmental Protection at Ferro.

2021 PROXY STATEMENT	15

Corporate Governance

Succession Planning

Our Board considers management development and succession planning to be a critical part of the Company’s long-term strategy, and has an ongoing program for senior leadership development and succession. The full Board oversees CEO and senior management development and succession plans and each year formally reviews these plans with our CEO. The Board regularly discusses potential CEO candidates and their development and preparedness.

Discussions with the Board regarding management development and succession planning include consideration of the skills, performance, and characteristics of the CEO and other key senior managers and their likely successors, other high-potential associates, the talent pipeline, key hiring decisions and organizational changes, and plans for identification, mentoring, and continuing development of potential internal candidates for leadership positions within the Company.

Board’s Role in Risk Management Oversight

The Board provides oversight of the Company’s risk management through its review of risks associated with the Company’s operations and strategic initiatives, both as a Board and, as appropriate, through Board committees.

The Audit Committee has the central role in risk management oversight on behalf of the Board. The Board receives periodic reports from the Audit Committee with respect to its discussions with management regarding Ferro’s assessment and management of risks, including international trade, anti-corruption, and cybersecurity, any major risk exposures and steps management has taken to monitor and control such exposures, and Ferro’s use of certain financial instruments. Management uses an enterprise risk management process to identify, assess, manage, and mitigate risks to the Company. The Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Head of Internal Audit and General Counsel of the Company each periodically report to the Audit Committee with respect to risk management. In addition, the CFO and the Treasurer each periodically report to the Audit Committee with respect to financial risk management and Ferro’s use of certain financial instruments. With respect to risks related to compensation matters, the Compensation Committee considers, in establishing and reviewing Ferro’s executive compensation program, whether the program encourages unnecessary or excessive risk-taking. The Compensation Committee also periodically provides reports to the Board regarding compensation-related risks. The Governance & Nomination Committee addresses risk issues related to the structure, operation, and composition of the Board and its committees. The Governance & Nomination Committee periodically provides reports to the Board on such matters.

16	2021 PROXY STATEMENT

Corporate Governance

Shareholder Engagement

We believe that a tenet of good corporate governance is healthy interaction with our shareholders to understand the issues important to them. Our management team regularly engages with shareholders on a variety of topics, including our corporate strategy and performance and corporate governance. In addition, we communicate with shareholders through quarterly earnings calls, press releases, analyst meetings and investor conferences.

During 2020, members of our management team met with our top 10 largest, actively-managed shareholders, who collectively own over 60% of our outstanding shares, to discuss our business strategy and solicit their views on other matters of interest to them, including corporate governance and executive compensation.

Other Corporate Governance Measures

Ferro has adopted a series of policies dealing with business conduct and ethics. These policies apply to all Ferro Directors, officers, and employees. A summary of our legal and ethical policies may be found on Ferro’s website (www.ferro.com) in our Code of Business Conduct, and the full text of the policies is available in print, free of charge, by writing to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 USA. The Audit Committee is responsible for the review of the Company’s legal and ethical policies.

The Audit Committee must approve any exception or waiver to these policies. In addition, a description of any exception, amendment or waiver to these policies with respect to the CEO, the CFO, and the Company’s principal accounting officer, controller or persons performing similar functions will be posted on the Company’s website within four business days following the date of the exception, amendment or waiver. Ferro also maintains a hotline, which allows employees throughout the world to report confidentially violations of the Company’s legal and ethical conduct policies, consistent with local legal requirements and subject to local legal limitations. In addition, the Governance & Nomination Committee is responsible for reviewing and approving any related party transactions.

Shareholders may communicate with the Board, the Chair of the Board, the Lead Director, a Board committee, the non-employee Directors as a group, or individual Directors by sending written communications addressed to the Board of Directors, a Board committee or such individual Director or Directors, to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 USA.

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Secretary generally will initially review communications before forwarding them to members of the Board to whom the communication is directed or, if the communication is not directed to any specific member(s) of the Board, to the Chair of the Board, the Lead Director or the Chair of the Governance & Nomination Committee. We reserve the right to not forward a shareholder communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company.

2021 PROXY STATEMENT	17

Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership by Directors and Executive Officers

Ferro encourages share ownership by its Directors and executive officers and has ownership guidelines as described in the Executive Compensation Discussion & Analysis. The information below shows beneficial ownership of Common Stock by (i) each current Director and the nominees for re-election, (ii) each executive officer named in the Summary Compensation Table on page 35 below, and (iii) all current Directors and current executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares of Common Stock. The information set forth below is as of March 18, 2021.

	Shares of Common Stock Owned Directly or Indirectly(1)	Shares of Common Stock Underlying Options or Deferred Stock Units Exercisable Within 60 Days of Record Date(2)	Total Shares of Common Stock	Percentage of Outstanding Common Stock

Directors

David A. Lorber	41,028	50,500	91,528	*

Marran H. Ogilvie	2,000	23,800	25,800	*

Andrew M. Ross	9,000	31,300	40,300	*

Allen A. Spizzo	5,000	31,300	36,300	*

Peter T. Thomas(3)	868,813	1,040,833	1,909,646	2.31%

Ronald P. Vargo	48,772	50,500	99,272	*

Officers Named in Summary Compensation Table

Benjamin Schlater(3)	38,756	84,999	123,755	*

Mark H. Duesenberg(3)	231,383	237,734	469,117	*

8 Directors and Executive Officers as a Group(4)	1,244,752	1,550,966	2,795,718	3.38%

*	Less than 1 percent.

(1)	Amounts reported include shares held on behalf of a Director under the Ferro Director Deferred Compensation Plan because the Director has the ability to direct the voting of shares held in such plan.

(2)

Amounts reported include 50,500 in the case of Messrs. Lorber and Vargo, 23,800 in the case of Ms. Ogilvie, and 31,300 in the case of Messrs. Ross and Spizzo, deferred stock units that would be converted into shares of Common Stock if the Director ceased to serve as a Director; however, the deferred stock units have no current voting rights.

(3)

Shares of Common Stock reported above do not include (i) 33,300, 37,867, and 179,700 restricted share units awarded to Messrs. Duesenberg, Schlater, and Thomas, respectively, (ii) 53,900, 69,400, and 318,300 performance share units awarded to Messrs. Duesenberg, Schlater, and Thomas, respectively, or (iii) 209,166 “phantom” shares held for the accounts of Messrs. Duesenberg, Schlater, and Thomas in the Supplemental 401(k) Plan.

(4)

Shares reported above do not include 250,867 restricted share units awarded to the executive officers, 441,600 performance share units awarded to the executive officers or 209,166 “phantom” shares held for the accounts of the executive officers in the Supplemental 401(k) Plan.

18	2021 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership by Other Major Shareholders

The following table sets forth information about each person known by us to be the beneficial owner of more than 5% of Ferro’s outstanding Common Stock.

Name and Address of Beneficial Owner	Nature and Amount of Beneficial Ownership (Shares of Common Stock)	Percentage of Outstanding Common Stock

BlackRock, Inc.(1) 55 East 52nd Street New York, New York 10055	12,498,850	15.12%

The Vanguard Group(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	8,522,184	10.31%

Mario J. Gabelli and related entities(3) One Corporate Center Rye, New York 10017	8,209,544	9.93%

Massachusetts Financial Services Company(4) 111 Huntington Avenue Boston, Massachusetts 02199	6,067,639	7.34%

(1)

We obtained the information regarding share ownership from the Schedule 13G/A filed January 26, 2021, by BlackRock, Inc., which reported sole voting power as to 12,393,872 shares of Common Stock and sole dispositive power as to 12,498,850 shares of Common Stock.

(2)

We obtained the information regarding share ownership from the Schedule 13G/A filed February 10, 2021, by The Vanguard Group, which reported sole voting power as to 0 shares of Common Stock, shared voting power as to 157,922 shares of Common Stock, sole dispositive power as to 8,522,184 shares of Common Stock and shared dispositive power as to 217,558 shares of Common Stock.

(3)

We obtained the information regarding the share ownership of Mario J. Gabelli and related entities from the Schedule 13D/A filed February 8, 2021, by Gabelli Funds, LLC, Teton Advisors, Inc., GAMCO Asset Management Inc., MJG Associates, Inc., Gabelli & Company Investment Advisers, Inc., Gabelli Foundation, Inc., Mario J. Gabelli, GGCP, Inc., GAMCO Investors, Inc. and Associated Capital Group, Inc., which reported sole voting power as to 7,832,744 shares of Common Stock and sole dispositive power as to 8,209,544 shares of Common Stock.

(4)

We obtained the information regarding share ownership from the Schedule 13G filed February 11, 2021, by Massachusetts Financial Services Company, which reported sole voting power as to 6,067,639 shares of Common Stock and sole dispositive power as to 6,067,639 shares of Common Stock.

2021 PROXY STATEMENT	19

Executive Compensation Discussion & Analysis

EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

This Executive Compensation Discussion & Analysis (CD&A) is intended to provide investors with an understanding of our compensation policies and a description of the process by which the Company, through its Compensation Committee, set the compensation of its Chief Executive Officer, Chief Financial Officer and the other elected executive officer for 2020, each a “named executive officer” or “NEO”:

Mr. Thomas	President and CEO
Mr. Schlater	Vice President & Chief Financial Officer
Mr. Duesenberg	Vice President, General Counsel and Secretary

Executive Summary

Ferro’s compensation program should be viewed against the backdrop of the substantial transformation that the Company has undertaken over the last several years. Through successful execution of its Value Creation Strategy, Ferro has been transformed from a diversified chemicals and materials company to a focused functional coatings and color solutions company. Over the years, Ferro divested non-core businesses, acquired strategic businesses and has become a more agile and streamlined global business with a more cohesive and focused portfolio targeting higher-growth markets with higher-margin products.

When we established our Value Creation Strategy in 2012, we expected that acquisitions and divestitures would be key steps for enhancing Ferro’s portfolio of businesses. In the years that followed, we have engaged in a number of transactions, improving Ferro’s competitive position and profitability. We have acquired businesses to expand our technology platforms and extend our leadership in functional coatings and color solutions. And we have divested businesses that could experience greater prosperity outside of Ferro and provide the remaining portfolio enhanced value creation optionality. The recent completion in February 2021 of the divestiture of the Tile Coatings business continues Ferro’s progress with this component of our strategy.

In the current phase of our strategy, we are driving further improvements in the Company’s performance by focusing on growth in specialty materials, technology-led innovation, and continued optimization of our global footprint.

How Ferro Has Improved from 2012 to Today

In 2012, the Company implemented its Value Creation Strategy, which over time would transform Ferro from a diversified specialty chemicals company into a focused functional coatings and color solutions company. The Value Creation Strategy has centered on:

1) streamlining operations and reducing operating cost;

2) divesting underperforming and non-core businesses; and

3) pursuing high-value growth opportunities.

The objective was to concentrate the Company’s focus to enable it to leverage its strengths, including:

1) business platforms that share core competencies such as color innovation, glass technology, application science, particle engineering and formulation customization;

2) shared manufacturing infrastructures and processes across business platforms;

3) leadership positions in niche markets; and

4) collaboration with customers to provide customized formulations.

Execution of the first phase of the plan, which included implementing cost reduction measures and eliminating inefficiencies, significantly improved the Company’s profitability through improved gross profit and reduced Selling,

20	2021 PROXY STATEMENT

Executive Compensation Discussion & Analysis

General and Administrative (“SG&A”) expense. In the second phase of the strategy, the Company divested several non-core businesses, which resulted in decreased revenue in the short term but enabled the Company to focus on its core strengths. Most recently, the Tile Coatings divestiture, announced in December 2019 and completed in February 2021, further advanced the Company’s strategy to concentrate on higher-growth, higher margin product lines.

These divestitures also generated cash to position the Company to acquire attractive businesses aligned with the strategy. Since 2012, the Company completed some twenty acquisitions that complement its core businesses, provide attractive margins, and improve its capabilities in important growth markets. The businesses that Ferro acquired are adding to growth at the top line, while also improving profit margins and earnings.

Over the past few years, Ferro has focused on innovation to enhance its technology leadership position and on optimization initiatives to drive efficiency and effectiveness in its operations. Innovative products are a hallmark of Ferro, giving the Company a competitive advantage in the marketplace. Our recent efforts in this area have enabled us to maintain or extend our leadership positions across multiple product lines. One of our most significant optimization initiatives was the establishment of a manufacturing center of excellence for the Americas. This initiative provides Ferro with cost and other competitive advantages for a broad range of our products.

Confronted with the challenges of the global COVID-19 pandemic in 2020, our teams adapted very well, keeping safety and health paramount while delivering strong business and financial performance. Full-year results were lower than 2019, primarily due to effects of the COVID-19 pandemic. However, Ferro experienced a “V-shaped” recovery during the second half of 2020 as our customers’ markets began to recover and demand grew for certain Ferro products as a result of pandemic-induced changes in behavior. Our fourth quarter 2020 results were substantially stronger than the same period the prior year, exceeding our expectations and providing positive momentum as we moved into the new year. We expect to continue to benefit from these trends in 2021.

We are optimistic about the opportunities for Ferro in 2021. In addition to favorable macro-economic circumstances, we intend to further strengthen Ferro’s market leadership positions with new and innovative functional coatings and color solutions products and applications. We are committed to addressing customer needs with creative solutions and market-leading products and services. We also intend to continue with optimization initiatives across our global operations, removing stranded costs and improving efficiency.

Management’s successful execution of its strategy has resulted in a leading functional coatings and color solutions company with greater operational efficiency that focuses on its core competencies to produce higher-margin products for higher-growth markets.

Say-on-Pay

The Compensation Committee considered the most recent “say-on-pay” shareholder advisory vote held in April 2020 regarding NEO compensation and the views of shareholders that have been shared with management and concluded that neither suggested a need for consideration of any significant changes to compensation practices at this time. Our compensation philosophy and means of compensation have remained consistent over time, and we have received overwhelming shareholder support for our executive officer compensation. Approximately 98% of shareholder votes cast last year were in favor of the executive officer compensation as described in our proxy statement. The Company has achieved an average of 97% of votes cast in favor of the executive officer compensation over the past three years. We believe our executive compensation program aligns pay with performance and appropriately incentivizes our executive management team.

2021 PROXY STATEMENT	21

Executive Compensation Discussion & Analysis

Components of Compensation and Alignment between Compensation and Performance

The Committee focuses on making sure we have strong pay for performance alignment by structuring a significant portion of our executive compensation program to be at-risk, setting aggressive performance targets and delivering a meaningful portion of compensation in the form of equity.

Base Salary: An executive’s base salary is cash compensation that is generally not at risk and is paid to the executive regardless of the performance of the Company in a particular year.

Annual Incentive Plan (“AIP”): The AIP enables executives to be rewarded for Company financial and operating performance. We structure the targets in the AIP to deliver incentive payouts around the 50th percentile of the competitive market. The Committee may adjust AIP performance results to account for certain special charges in exceptional or extraordinary circumstances where the effects of the charges are auditable. AIP payments earned by the CEO and each executive officer related to established financial goals may be adjusted upward or downward by as much as 20% to reflect achievement of individual goals established for the year as determined by the Committee.

For 2020, the bonus was determined based on adjusted EBITDA from continuing operations (45% weighting), adjusted free cash flow conversion (45% weighting), and strategic goals (10% weighting) as described on page 28. The goals for these metrics are based on the budget in the annual operating plan approved by the Board of Directors. Measuring strategic objectives ensures the overall performance of the Company is considered before awards are made. The entire annual bonus is subject to recoupment (“clawback”).

Actual results for the AIP financial metrics were slightly below threshold for Adjusted EBITDA from Continuing Operations (largely due to the impact on demand during the COVID-19 pandemic) and well above target for Adjusted Free Cash Flow Conversion (largely due to the Company’s efforts to manage cash flow during the pandemic). Despite the effects of the pandemic on sales and EBITDA, the Company did not adjust the metrics or goals for the 2020 AIP payout. Annual cash compensation paid to executive officers for 2020 was below individual target levels and below the market median on which those targets were set, consistent with the plan design of delivering rewards that are below market median for performance that is below target.

22	2021 PROXY STATEMENT

Executive Compensation Discussion & Analysis

Along with minimizing business disruptions from COVID-19 while protecting the health and safety of Ferro employees, the Company accomplished other important strategic objectives during 2020, including advancing toward successful completion of the Tile Coatings business divestiture and realizing benefits from optimization initiatives. Based on the objectives accomplished in 2020, management was determined to have earned a 200% payout for AIP strategic goals. However, due to the relative performance of the Company’s share price at the end of 2020, the Committee and management agreed to cap at 100% the payout on strategic measures to the three NEOs.

Long-Term Incentive (“LTI”): A substantial portion of annual compensation is in the form of long-term incentives. In aggregate, long-term incentives comprise 45%-62% of annual pay, as described on page 44. LTI consists of three forms of awards:

•	50%: Performance Share Units tied to cumulative EBITDA, three-year average adjusted free cash flow on invested capital and Relative Total Shareholder Return over three years

•	30%: Stock Options

•	20%: Restricted Share Units

This design ensures the majority of compensation and the net worth of senior executives are linked to the performance of the Company stock and resulting shareholder returns. For the annual long-term incentive awards granted in 2020, performance share units vest at the end of a three-year performance period based upon achievement over that period, restricted share units vest ratably over three years, and the stock options vest ratably over three years. The restricted share units, once vested, are not subject to a holding period so long as the executive is in compliance with the stock ownership guidelines. All stock options have a maximum term of ten years.

Further reinforcing the pay for performance relationship and the financial goals associated with the dynamic innovation and optimization phase of the Company’s strategy, the metrics chosen for the performance share unit grants for the 2020-2022 period were three-year average adjusted free cash flow on invested capital, and cumulative EBITDA; each weighted at 50%. The goals for the 2020-2022 performance period include a TSR Modifier, based on Ferro’s three-year TSR compared with the TSR for the Specialty Chemicals Index for that period. If Ferro’s TSR is at or above the 75th percentile, the payout based on achievement of the financial goals will be increased by 20%. If Ferro’s TSR is at or below the 25th percentile, the payout based on achievement of the financial goals will be decreased by 20%. At the end of the vesting period and only if the performance conditions have been met, the executives will receive one-half of the award value in non-forfeitable shares of the Company’s Common Stock, including the nominal amount of dividends paid on earned performance share units, if any, and the remaining one-half of the award value in cash.

Performance against the goals set for the 2018 – 2020 performance share unit grants was calculated to generate a 67.1% payout. The Company made no adjustments for the payout.

Consistent with the methodology followed in past years, the number of shares granted on February 19, 2020 was calculated based on the average closing stock price during the prior calendar month. The use of an average stock price mitigates the possibility that a significant one-day change in stock value will have a material impact on the number of stock options or share awards granted. For grants made on February 19, 2020, the average closing price during the month of January 2020 used to determine the awards was $14.48 and the actual grant date share price reported in the Summary Compensation Table (“SCT”) was $14.64.

2021 PROXY STATEMENT	23

Executive Compensation Discussion & Analysis

Pay for Performance

The Company views aligning pay and performance as a key objective of its executive compensation programs, which means:

•	Tying payouts of annual and long-term incentive to financial, strategic, and operating performance

•	Setting stretch goals in our annual and long-term incentive plans that incentivize management for strong performance

•	Aligning management compensation with the value delivered to shareholders

The Committee delivers target compensation that is intended to be competitive with market median assuming achievement of our budgeted goals. Our executives can receive above or below target compensation for above or below target performance. The pay that our executives earn (or “realizable pay”) can fluctuate significantly from target based on company performance and stock price movement. Over the last three years, the realizable pay for the CEO is approximately 67% of his target pay. This is a result of several factors, including:

•	The annual incentive paying out below target in both 2019 (37.4% of target) and 2020 (82.5% of target)

•	The performance-based units paying out at 67.1% of target for 2020

•	Stock options granted in 2018 and 2019 being underwater

•	Restricted share units being worth less than the value at the date of grant

The Committee recognizes that realizable pay may be a better gauge for assessing pay and performance than the data found in the Summary Compensation Table, which includes a mix of some elements that are actual pay, such as salary and annual incentives, and other elements that are accounting estimates of future potential pay, such as performance share units, restricted share units and options. Further, realizable pay excludes the annual changes in pension and deferred compensation value, matching and supplemental 401(k) contributions, and life insurance premiums that are not part of the pay decisions made by the Committee. Consequently, the Summary Compensation Table can significantly obscure the correlation between compensation and the Company’s performance.

Set forth below is a diagram that shows Mr. Thomas’s granted target pay and his realizable pay. The granted target pay reflects the cumulative 2018-2020 pay approved by the Compensation Committee, including the target bonus opportunity and the target value of equity compensation. Realizable pay represents the cumulative amount of pay that has been realized or may still be realizable from pay granted during the same three years (2018-2020). The realizable value amounts include the impact of incentive awards that were paid out or vested during the period associated with pay that was granted during the period. The realizable pay amounts also include the value of outstanding long-term incentive awards made during the three-year period, assuming that any unvested performance-based awards vest at target. In other words, the realizable pay considers whether performance-based awards have paid out (or vested) or not, and revalues all equity granted during the period at the most recent fiscal year end stock price, rather than at the stock prices on the dates they were granted, to provide an estimate of the realizable value to the executive.

As can be seen in the bar chart below, aggregate realizable pay for Mr. Thomas is approximately $10.3 million or 67% of targeted pay over the three-year period. By way of comparison, Ferro’s annualized total shareholder return over the same three-year period is 58.4%. Thus, the realizable pay analysis confirms the strong pay and performance alignment of our executive compensation program.

24	2021 PROXY STATEMENT

Executive Compensation Discussion & Analysis

CEO Target vs. Realizable Pay

The methodology used to calculate realizable pay is the cumulative actual base salary and cumulative annual bonus earned in each year, plus the cumulative value of equity awards at the end of each fiscal year. The value of the equity awards is calculated as:

•	Cumulative restricted share units awards granted in each of the last three years valued based on December 31, 2020 stock price;

•	Cumulative in-the-money value of stock options granted in the last three years valued based on December 31, 2020 stock price; and

•

Cumulative performance share units and long-term cash awards granted in the last three years valued based on December 31, 2020 stock price. Awards granted in 2018 reflect actual performance and awards granted in 2019 and 2020 reflect target performance.

2021 PROXY STATEMENT	25

Executive Compensation Discussion & Analysis

Executive Compensation Program Attributes

Along with its pay for performance orientation, the Company’s executive compensation program includes the following attributes, in addition to those listed on page 3:

What We Do	What We Don’t Do
✓ Our cash bonus plans are performance-based	✗ We do not engage in compensation programs that create undue risk

✓ 50% of long-term equity incentives are explicitly performance-based, while another 30% are based on share appreciation above the option exercise price	✗ Non-qualified plans do not provide for any premium or guaranteed investment returns

✓ The Compensation Committee reviews on an annual basis comprehensive tally sheets, illustrating the total compensation for the most recent two years for each executive officer	✗ Our award plans and policies prohibit re-pricing or backdating of awards

✓ Our executives have robust stock ownership requirements	✗ Dividends may accrue on our performance share units and restricted share units, but are paid only when and to the extent the underlying award is earned and vested

✓ A severance policy provides for payments consistent with market practices of peer companies	✗ We do not have any defined benefit pension or supplemental executive retirement plan benefits, or “above-market” interest on deferred compensation

✓ Our entire annual bonus under the AIP is subject to clawback	✗ Our bonus plans do not include any minimum payment levels or provide guaranteed bonus payments

Executive Compensation Philosophy and Guiding Principles

Ferro is committed to the following guiding principles in the design of its executive compensation program.

•

Attract, Retain, and Align: Provide a total compensation opportunity that will attract and retain an experienced and high-performing senior management team and direct their efforts toward the achievement of the Company’s financial goals and generation of shareholder value;

•

Reward Achievement: Maintain a strong “pay for performance” character by aligning rewards with proven financial results and changes in shareholder value so that exceptional achievement generates pay that is above market medians and performance below target yields compensation that is below market median; and

•

Remain Competitive: Target aggregate expenditures for each compensation element generally at the 50th percentile of competitive market practices, which includes a custom peer group as well as a general industry group comprised of companies with comparable revenues. In addition to market practices, factors such as experience, performance, future potential, internal equity, and attraction of talent also are considered in establishing compensation, which may result in actual pay levels at or above the 50th percentile.

Oversight of Executive Compensation

•

Compensation Committee: The Compensation Committee of the Board is responsible for establishing, implementing, and monitoring adherence to the Company’s compensation philosophy for the CEO and other executive officers. The Committee sets the compensation of the Company’s executive officers,

26	2021 PROXY STATEMENT

Executive Compensation Discussion & Analysis

recommends to the Board compensation for the Directors, and oversees management’s administration of the other significant employee compensation and benefit plans. In carrying out its oversight responsibilities, the Committee is supported by an independent executive compensation consultant and management as further described below. The Committee has the sole authority to retain (and terminate) any consultants used to evaluate the Company’s executive management compensation.

•

Management: Management of the Company supports the Committee in its assessment of executive compensation, implements decisions made by the Committee, and ensures the Company’s compensation plans are administered in accordance with the provisions of the plans. The CEO and the Vice President of Human Resources participate in an advisory capacity in the Committee’s meetings, including the annual compensation review in February each year, provide the Committee with data and analyses, and make recommendations with respect to awards to members of the Senior Management Committee, excluding the CEO. The Committee makes its decisions with respect to the compensation of the CEO in executive session, without the presence of management.

•

Independent Compensation Consultant: The Committee has retained Compensation Advisory Partners, an independent compensation consultant (the “Compensation Consultant”), to advise on executive compensation matters. The Compensation Consultant reports directly to the Committee and provides expertise to the Committee and management on the design of appropriate executive compensation plans, analysis of the effectiveness of existing plans, and the market-competitiveness of base salary, annual incentive levels, and long-term incentive awards. The Compensation Consultant also provides advice to the Committee and management on the competitive elements of the pay program for non-employee Directors. The Compensation Consultant did not provide any additional services to the Company during 2020. In connection with its engagement of the Compensation Consultant, the Committee conducted a conflict of interest assessment and found that no conflicts of interest exist.

Executive Compensation Peer Group

For compensation decisions made in February 2020, the Compensation Consultant provided competitive market data for both a custom compensation peer group and a 40-company general industry group. Market Data from the custom compensation peer group and general industry group were used to identify competitive base salaries, annual incentive targets, target total cash compensation, long-term incentives, and total direct compensation (cash compensation plus long-term incentives) for the NEOs. These competitive pay levels served as a basis for the Committee’s annual review of the Company’s pay programs. Pay practices for the general industry group also establish a secondary reference point to confirm the validity of the findings from the custom peer group proxy statement analysis, and provide a broader perspective on compensation practices across the market within which the Company competes for senior executives. The Committee considered this information in establishing base salaries, annual incentive targets, and long-term incentive awards. The Committee approves all pay decisions related to the NEOs and other executive officers, if any.

The companies comprising the compensation peer group were selected based on factors including company size (e.g., revenues, market capitalization, and employees), products, end-use markets, and degree of global operations. These companies overlapped significantly with the Company’s businesses and end-use markets. As part of our value creation strategy, we have divested lower margin businesses, leading to lower revenue which, at times, has led to peers being somewhat outside of a one-half to two times revenue size range. We believe this is appropriate as the current leadership team is critical to seeing us through our strategic journey and we do not believe we should vary the peer group significantly year to year, nor “mark to market’ compensation based on divestitures. We do make sure to be in a reasonable range of companies of our size by using the 40-company general industry group which consists of 20-companies below and 20-companies above Ferro’s revenue size.

2021 PROXY STATEMENT	27

Executive Compensation Discussion & Analysis

The compensation peer group approved at the Committee’s July 2019 meeting was used as a factor in making February 2020 compensation decisions. The peer group is consistent with prior years.

Compass Minerals International Inc	NewMarket Corporation

HB Fuller Company	OMNOVA Solutions Inc

Hexcel Corporation	Quaker Chemical Corporation

Innophos Holding Inc	Rayonier Advanced Materials Inc

Innospec Inc	Sensient Technologies Corporation

Koppers Holdings Inc	Stepan Company

Kraton Performance Polymers Inc	Tronox Limited

Minerals Technologies Inc

2020 Executive Compensation Decisions

At its February 19, 2020 meeting, the Committee reviewed the current levels of pay for the executive officers. The Committee considered the competitive market data provided by the Compensation Consultant for base salary, annual incentive targets and long-term incentive awards, the recommendations of the CEO, and the experience, tenure, and performance of each executive.

Below are the 2020 base salary, target AIP and target LTI decisions:

Executive	2020 Base Salary	Target AIP	2020 Target LTI Awards

Mr. Thomas	$1,000,000 (3.2% increase)	100% of base salary (No change)	$3,300,000 (4.8% increase)

Mr. Schlater	$476,800 (6.0% increase)	65% of base salary (No change)	$725,000 (7.4% increase)

Mr. Duesenberg	$461,500 (3.0% increase)	65% of base salary (No change)	$550,000 (No change)

The long-term incentive grants the Committee approved for Mr. Thomas, Mr. Schlater, and Mr. Duesenberg were comprised of restricted share units (20%), stock options (30%), and performance share units (50%). In determining the size of the long-term incentive grants, the Committee evaluated competitive market data and discussed other relevant factors, including the experience and retention of the NEOs and the strategic direction of the Company. The Committee approved base salary and long-term incentive award increases for Mr. Thomas and Mr. Schlater to align pay with market median.

28	2021 PROXY STATEMENT

Executive Compensation Discussion & Analysis

At its meetings in February 2021, the Committee reviewed the Company’s performance compared to the goals for determining payouts for the 2020 AIP. Actual results at the corporate level were as follows:

(1)

Adjusted EBITDA From Continuing Operations is calculated as operating profit plus the depreciation and amortization included in operating profit excluding EBITDA recognized by “The Tile Coatings Business”. One-time charges, including restructuring, impairment charges and discontinued operations are excluded from operating profit. For divestitures made during 2020, actual results will be measured through the date of divestiture and budgeted performance assumed for the remainder of the year (excluding “The Tile Coatings Business” which is accounted for in a separate calculation and excluded from this metric). Acquisitions made in 2020 are excluded from the calculation. The calculation will be made on a 2019 constant currency basis relative to the approved budget. The results will be given proforma effect to reflect the timing of the closing of the sale of The Tile Coatings Business.

(2)

Adjusted Free Cash Flow Conversion is total company adjusted EBITDA, less cash payments for capital expenditures, changes in working capital, cash payments for taxes, and other operating cash payments divided by EBITDA. Excluded from other operating cash payments are those cash payments that may be made for interest and funding of our various pension and other postretirement benefit plans. The results will be given proforma effect to reflect the sale of The Tile Coatings Business.

(3)

Although the Compensation Committee determined that performance on the AIP strategic goals merited 200% funding, the Compensation and management agreed to cap at 100% the payout on the strategic measures to the three NEOs due to the relative performance of the Company’s share price as of the end of 2020.

The Committee also reviewed performance related to the Company’s strategic goals.

Based upon the financial results, the achievements related to the strategic goals of the Company and discussion of each executive officer’s contributions during 2020, the Committee determined that each of the executive officers would receive an AIP payout at the calculated performance score of 82.5% as follows:

Executive	AIP payout

Mr. Thomas	$825,000

Mr. Schlater	$255,700

Mr. Duesenberg	$247,500

2021 PROXY STATEMENT	29

Executive Compensation Discussion & Analysis

As discussed above in “Components of Compensation and Alignment Between Compensation and Performance”, the calculated performance score of 82.5% incorporates the curtailment to 100% of the payout for the strategic component of the AIP awards for the NEOs, whereas the non-executive officers received an AIP payout at the calculated performance score of 92.5%, reflecting a 200% payout for the strategic component.

The Committee also reviewed the results for the goals established for performance share unit grants awarded in February 2018 for the 2018-2020 performance period:

(1)

Three-Year Average Adjusted Free Cash Flow on Invested Capital is the sum of the Adjusted Free Cash Flow Operations for each of the years in the performance period (2020, 2021 and 2022), divided by three. Adjusted Free Cash Flow from Operations for each year of the performance period is adjusted EBITDA, less cash payments for capital expenditures, changes in working capital, cash payments for taxes, and other operating cash payments. Excluded from other operating cash payments are those cash payments that may be made for interest and funding of our various pension and other postretirement benefit plans. Average invested capital for each year in the performance period is equal to the total of invested capital at the end of the fourth quarter of the prior year and each quarter of the year, with the sum divided by five. The average invested capital for each of the three years in the performance period is then summed, and divided by three. Invested capital is equal to total equity plus net debt. Total equity is measured by the value on the consolidated balance sheet. Total debt is equal to balance sheet short-term, plus long-term debt, plus net pension liability, plus the value of precious metal leases, less cash (including precious metal collateral). Acquisitions made in the 3-year performance period will be excluded. The results will be given proforma effect to reflect the sale of The Tile Coatings Business.

(2)

Cumulative EBITDA dollars are the sum of net sales less cost of sales and selling, general and administrative costs (“SG&A”), excluding one-time charges, plus depreciation and amortization, for each year of the performance period (2020, 2021 and 2022). Acquisitions made in the 3-year performance period will be excluded. For divestitures made during the 3-year performance period, actual results will be measured through

30	2021 PROXY STATEMENT

Executive Compensation Discussion & Analysis

the date of divestiture and budgeted performance assumed for the remainder of the performance period. The calculation will be made on a constant currency basis based on the currencies used to determine the approved target. All divestures assumed to perform at budget for post close performance. The results will be given proforma effect to reflect the sale of The Tile Coatings Business.

(3)

TSR Modifier shall be (i) +20% if the 3-year Ferro TSR is at or above the 75th percentile of the Specialty Chemicals Index TSR, (ii) -20% if the 3-year Ferro TSR is at or below the 25th percentile of the Specialty Chemicals Index TSR, and (iii) shall otherwise be 0%. Under no circumstances, shall the application of the TSR modifier result in a total payout greater than 200% of target. The TSR modifier shall be determined based on a comparison of Ferro’s TSR over the 3-year performance cycle against the TSR for the Specialty Chemicals Index for such period. TSR shall mean the change in the value of the Common Stock over the 3-year performance cycle, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends, which shall be deemed to have been reinvested in the underlying company’s stock effective the ex-dividend date based on the closing price for such company for purposes of measuring TSR. The beginning and ending stock prices will be based on the average closing stock prices during the months of December 2019 and December 2022, respectively. The Company will use a formula for determining the Company’s percentile rank such as the Microsoft Excel function PERCENTRANK. The Company’s rank as a percentile will be calculated excluding the Company from the peer group.

Total number of shares earned, 67.1% of the amount awarded, was based on achievement of the Three-Year Average Adjusted Free Cash Flow from Continuing Operations on Invested Capital at 174.2% of target; below threshold achievement of the Cumulative EBITDA at 0% of target; and the reduction of 20% through the application of the TSR Modifier. Actual payouts are shown below.

	50% Delivered in # Shares	50% Delivered in Cash

Mr. Thomas	22,008	$322,747

Mr. Schlater	3,858	$ 56,578

Mr. Duesenberg	4,193	$ 61,490

2020 Executive Compensation Pay Considerations

The Compensation Committee of the Board regularly monitors compensation relative to the market and generally targets executive compensation at the 50th percentile of competitive market practices. In setting compensation for Mr. Thomas for 2020, the Compensation Committee determined to increase his base salary 3.2%, maintain at 100% his target bonus, and increase his long-term incentives by 4.8%, thereby positioning his compensation slightly below the 50th percentile but still providing the opportunity for appropriate reward for strong performance. As the Company’s size changes, the Committee will continue to monitor the relative positioning of our CEO’s and NEOs’ pay and adjust or not adjust accordingly while considering factors beyond just market pay, i.e., including strategy execution, performance, retention, and attraction of talent.

Additional Information Concerning Executive Compensation

Use of Tally Sheets

In 2020, the Compensation Committee reviewed comprehensive tally sheets illustrating the total compensation for the most recent two years for each NEO and the compensation and benefits payable upon termination, including voluntary termination, involuntary separation, and change in control.

Stock Ownership Guidelines

Ferro has maintained stock ownership guidelines for its executive officers since 1998, reinforcing one of the key objectives of the Company’s compensation program, i.e., the alignment of pay with the interests of shareholders. The guidelines are reviewed and updated periodically to support their intended purpose. In February 2020, the

2021 PROXY STATEMENT	31

Executive Compensation Discussion & Analysis

guidelines were revised to require the CEO to achieve target ownership of six times base salary and the CFO and other executive officers to achieve target ownership of three times base salary. Newly hired executives have five years to achieve their target ownership levels. The Company’s NEOs have met or exceeded the established guidelines with the exception of Mr. Schlater, who assumed the CFO title in September 2016 and is on track to achieve his target ownership before the five-year period ends in September 2021.

Shares of Common Stock deemed to be owned by each executive officer include shares owned outright with no restrictions, restricted share grants, restricted share unit grants, shares owned in the 401(k) Plan, and shares deemed to be invested in Common Stock through the Deferred Compensation Plan and Supplemental 401(k) Plan. Unvested performance shares and outstanding (vested or unvested) stock options do not count towards the stock ownership guideline requirement.

Retirement Benefits

In previous years, the Company offered its employees a defined benefit plan known as the Ferro Corporation Pension Plan for Legacy Employees (the “DB Plan”) and, for executive employees, a supplemental defined benefit program, known as the Ferro Corporation Supplemental Defined Benefit Plan for Executive Employees (the “Supplemental DB Plan”). The DB Plan and the Supplemental DB Plan provided employees annuity payments in retirement according to pre-determined formulas. The plans were frozen as to new participants effective July 1, 2003, and no additional accruals have been made since 2006. Mr. Thomas, who was hired prior to July 1, 2003, is the only executive officer who has earned a benefit under the DB Plan and the Supplemental DB Plan.

Consequently, the primary retirement benefits for executive officers are a qualified defined contribution 401(k) plan, called the Ferro Corporation 401(k) Plan (the “401(k) Plan”), and its companion non-qualified defined contribution plan, called the Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees (the “Supplemental 401(k) Plan”). Eligible earnings include both the base salary and AIP award amounts. The Supplemental 401(k) Plan primarily provides participants with Company contributions that would have been made to their 401(k) and basic pension contribution accounts under the 401(k) Plan were it not for tax law limitations. The Supplemental 401(k) Plan allows participants the option of a deemed investment in either Common Stock or the stable asset fund under the 401(k) Plan. No premium or guaranteed investment return is provided.

Change in Control Agreements

For many years, the Board has recognized that there is always a possibility of a fundamental change in the Company’s ownership and control through a “change in control.” Any such threatened or actual change in control would create uncertainties and raise questions that could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. In light of these facts, the Board determined that appropriate steps needed to be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control. Consequently, the Company has entered into change in control agreements with each of the executive officers. Change in control agreements do not include an excise tax gross-up or a modified single trigger provision, except for those agreements entered into prior to 2010, and only one NEO has a grandfathered agreement. For additional information on payments to executive officers as a result of a change in control, see the discussion under Termination and Change in Control Payments beginning on page 43.

Mitigation of Excessive Risk-Taking

Compensation Policies and Practices as Related to Risk Management

In 2020, the Compensation Committee conducted its annual risk assessment of the compensation policies and practices covering executive and non-executive employees. The Compensation Committee evaluated the levels of risk-taking to determine whether they are appropriate in the context of long-term value creation and viability, the overall compensation arrangements, and the Company’s overall risk profile. The Compensation Committee

32	2021 PROXY STATEMENT

Executive Compensation Discussion & Analysis

concluded that the Company has a balanced pay for performance executive compensation program that does not encourage excessive risk-taking and the Company does not maintain compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

Executive Compensation Recoupment Policy

The Compensation Committee has approved and implemented a formal compensation Clawback Policy. The policy allows the recovery of compensation from certain current and former key employees, including executive officers, in the event that Ferro is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements and the employees willfully committed an act of fraud, dishonesty or recklessness that contributed to Ferro’s obligation to prepare the accounting restatement.

Anti-Hedging Policy

The Company has a policy against short sales of Ferro securities, and hedging or monetization activities involving Ferro securities, including but not limited to, equity swaps, collars, exchange funds, and prepaid variable forward contracts. This policy applies to all employees and Directors. In addition, none of the Directors or executive officers is party to any pledge arrangements with respect to their stock holdings.

Compensation Committee Interlocks and Insider Participation

During 2020, no officer or employee of Ferro served as a member of the Compensation Committee, nor were there any interlocking relationships (as described in Item 407(e)(4) of SEC Regulation S-K) between members of the Compensation Committee and Ferro.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Ferro’s management the Compensation Discussion & Analysis set forth above. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Respectfully submitted,

Allen Spizzo, Chair

David A. Lorber

Ronald P. Vargo

CEO Pay Ratio

We are providing the following information about the ratio of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer, Peter T. Thomas, pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K:

For 2020, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than Mr. Thomas), was $39,184;

•	the annual total compensation of Mr. Thomas, as reported in the Summary Compensation Table on page 35, was $5,424,152; and

•	based on this information, for 2020 the ratio of the annual total compensation of Mr. Thomas to the median of the annual total compensation of all employees was 138 to 1.

2021 PROXY STATEMENT	33

Executive Compensation Discussion & Analysis

We are a global company with consolidated subsidiaries in over 30 countries. Approximately 91% of our employees are located outside of the United States, with many in lower cost jurisdictions. We compete for talent locally and have different compensation structures depending on the location and the nature of the business operations conducted at each of our locations (e.g. research and development, manufacturing, sales, etc.).

The following describes how we identified the median of the annual total compensation of all our employees, as well as the annual total compensation of the “median employee,” including the methodology and the material assumptions, adjustments, and estimates that we used.

We determined that, as of December 31, 2020, we had 5,615 employees, as disclosed in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2021 (our “Annual Report”).

Because of the different elements of compensation in different jurisdictions, we believe base salary, which is a fixed and primary element of compensation, is an appropriate measure to determine the median employee. We maintain base salary information for all employees, and we converted salaries to U.S. dollars to determine the median employee. We did not make any cost-of-living adjustments in identifying the median employee. Based on this methodology, we determined that our median employee is a production worker in Spain with a base salary of $26,742.

Once we identified the median employee, we calculated that employee’s annual total compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $39,184. The difference between such employee’s wages and overtime pay and the employee’s annual total compensation represents the estimated value of such employee’s seniority bonus, extra hour pay, and shift premium, but does not include state sponsored health and retirement benefits.

We did not make any adjustments to the annual total compensation figure for Mr. Thomas as shown in the Summary Compensation Table on page 35 to calculate the reported ratio of the annual total compensation of Mr. Thomas to the median of the annual total compensation of all employees.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. Consequently, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

34	2021 PROXY STATEMENT

2020 Executive Compensation

2020 EXECUTIVE COMPENSATION

The following table shows the elements of compensation paid or earned during the last three years to the Chief Executive Officer, the Chief Financial Officer, and the Company’s other executive officer as of December 31, 2020:

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
		$	$	$	$	$	$	$	$
Peter T. Thomas President and Chief Executive Officer	2020	1,000,000	—	2,336,544	1,003,200	825,000	74,570	184,838	5,424,152
	2019	968,800	—	2,418,728	958,854	362,300	38,957	234,211	4,981,850
	2018	940,600	—	2,020,518	769,824	829,600	—	293,131	4,853,673
Benjamin Schlater Vice President and Chief Financial Officer	2020	476,800	—	512,400	220,176	255,684	—	42,281	1,507,341
	2019	449,800	—	518,810	205,746	109,300	—	52,292	1,335,948
	2018	436,700	—	385,175	147,015	250,400	—	63,036	1,282,326
Mark H. Duesenberg Vice President, General Counsel and Secretary	2020	461,500	—	389,424	167,376	247,479	—	70,767	1,336,546
	2019	448,100	—	422,204	167,573	108,900	—	86,380	1,233,157
	2018	435,000	—	354,361	134,541	249,400	—	89,264	1,262,566

(1)

Salary. The amounts in this column consist of salary actually paid. For a description of the base salary rate in this column relating to 2020, see the Executive Compensation Discussion & Analysis beginning on page 20 above.

(2)	Bonus. The amounts in this column generally consist of guaranteed payments as bonuses of which none were awarded in the years shown.

(3)

Stock Awards. The amounts reported in this column are based on restricted share unit and performance share unit awards made under the LTIP to the executive officers listed in this table. The amounts in this column reflect the aggregate grant date fair value of awards to the executive officers listed in this table in 2020, 2019, and 2018, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) FASB Accounting Standards CodificationTM (“ASC”) Topic 718, Compensation — Stock Compensation. With respect to the performance share units awarded, these values are based upon the probable outcome of the relevant performance goals. The valuation methodology used to calculate the figures in this column is described in footnote 14 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. For a description of the Company’s restricted share, restricted share unit, and performance share unit awards, see the Executive Compensation Discussion & Analysis beginning on page 20 above. See also Grants of Plan-Based Awards on page 36 relating to stock awards made in 2020.

(4)

Option Awards. The amounts reported in this column are based on stock option awards made under the LTIP equal to the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The valuation used to calculate the figures in this column is described in footnote 14 (Stock-Based Compensation) of the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. For a description of the Company’s stock option awards, see the Executive Compensation Discussion & Analysis beginning on page 20 above. See also Grants of Plan-Based Awards on page 36 relating to stock awards made in 2020.

(5)

Non-Equity Incentive Plan Compensation. The amounts in this column consist of any AIP payments based primarily on predetermined financial measurements relating to the year indicated. For a discussion of the AIP, see the Executive Compensation Discussion & Analysis beginning on page 20 above.

2021 PROXY STATEMENT	35

2020 Executive Compensation

(6)

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts in this column include the change in value under the Company’s defined benefit pension plans: the DB Plan and the Supplemental DB Plan. Mr. Thomas is the only executive officer listed in this table who is eligible for a benefit under the DB Plan or the Supplemental DB Plan because he was hired before July 1, 2003, when the plan was frozen to new entrants. He did not accrue any additional benefits after March 31, 2006 when the plans were frozen as to future benefit accruals. Consequently, the changes in pension value listed in this table for Mr. Thomas, relating to 2020, 2019, and 2018 are due to the changes in present value factors, which are required to be updated each year. The measurement periods for 2020, 2019, and 2018 are the 12-month periods ending December 31, 2020, 2019, and 2018, respectively. For additional information regarding these plans, please see the Executive Compensation Discussion & Analysis beginning on page 20 above and Post- Employment Compensation on page 41 below.

(7)

All Other Compensation. The amounts in this column for 2020 include (a) Company matching contributions and the basic pension contribution under the 401(k) Plan, (b) supplemental Company matching contributions and the supplemental basic pension contribution under the Supplemental 401(k) Plan, and (c) amounts taxable to each of the named executives relating to group term life insurance under Internal Revenue Code Section 79:

(a) and (b)

The 2020 amounts in this column include Company contributions made under the 401(k) Plan and the Supplemental 401(k) Plan, regardless of the vesting status of those contributions. Company contributions under the 401(k) Plan and the Supplemental 401(k) Plan vest 20% for each year of service, with full vesting after five years of service. For a description of the 401(k) Plan and the Supplemental 401(k) Plan, see the Executive Compensation Discussion & Analysis beginning on page 20 above.

Each executive received the following company matching contribution and the basic pension contribution under the 401(k) Plan as of December 31, 2020: Mr. Thomas $28,308, Mr. Schlater $11,457, and Mr. Duesenberg $29,487. As of December 31, 2020, Mr. Thomas, Mr. Schlater, and Mr. Duesenberg were each 100% vested in their respective 401(k) Plan accounts.

Each executive received the following company matching contribution and the supplemental basic pension contribution under the Supplemental 401(k) Plan as of December 31, 2020: Mr. Thomas $142,112, Mr. Schlater $29,162, and Mr. Duesenberg $39,165. As of December 31, 2020, Mr. Thomas and Mr. Duesenberg were each 100% vested in their respective Supplemental 401(k) Plan accounts, and Mr. Schlater 80%.

(b)

The Company provides U.S. salaried and certain hourly employees with group term life insurance coverage. The Company provides one times base salary (or, if greater, $50,000) of coverage (up to a maximum of $1 million of coverage) at no charge to the employee, and the employee can elect to pay for more coverage. Internal Revenue Code Section 79 requires that a certain portion of employer-paid life insurance coverage be included in gross income for federal income tax purposes. The 2020 amounts in this column include the taxable amount of the group term life insurance coverage.

36	2021 PROXY STATEMENT

2020 Executive Compensation

Grants of Plan-Based Awards

The following table sets forth information regarding 2020 awards under the AIP and under the LTIP, i.e., awards of performance share units, restricted share units and stock options to each of the executives named in the Summary Compensation Table:

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock	All Other Options	Exercise or Base Price of Option Awards(6)	Grant Date Fair Value of Stock and Option Awards(7)
			Performance Share Units(3)	Restricted Share Units(4)	Stock Options(5)
	Date	$	Shares	Shares	Shares	Shares	Shares	$/Share	$
Peter T. Thomas
AIP Threshold		250,000
AIP Target		1,000,000
AIP Maximum		2,000,000
PS Threshold	2/19/20		28,500						417,240
PS Target	2/19/20		114,000						1,668,960
PS Maximum	2/19/20		228,000						3,337,920
Restricted Share Units	2/19/20			190,000					667,584
Stock Options	2/19/20				148,200			14.64	1,003,200
Benjamin Schlater
AIP Threshold		77,480
AIP Target		309,920
AIP Maximum		619,840
PS Threshold	2/19/20		6,250						91,500
PS Target	2/19/20		25,000						366,000
PS Maximum	2/19/20		50,000						732,000
Restricted Share Units	2/19/20			10,000					146,400
Stock Options	2/19/20				41,700			14.64	220,176
Mark H. Duesenberg
AIP Threshold		74,994
AIP Target		299,975
AIP Maximum		599,950
PS Threshold	2/19/20		4,750						69,540
PS Target	2/19/20		19,000						278,160
PS Maximum	2/19/20		38,000						556,320
Restricted Share Units	2/19/20			7,600					111,264
Stock Options	2/19/20				31,700			14.64	167,376

(1)

This column contains the possible payouts under the AIP. See Executive Compensation Discussion & Analysis beginning on page 20 above for a discussion of the AIP. For the 2020 AIP, 90% is based on the achievement of financial metrics, while 10% is based on achievement of strategic personal performance goals. The AIP target percentages for 2020 are multiplied by the executive’s base annual salary rate and assume an achievement of 100% on financial metrics and strategic personal performance goals to arrive at the target amount in this table. The AIP target percentages for 2020 are 100% for Mr. Thomas, 65% for Mr. Schlater, and 65% for Mr. Duesenberg. The AIP threshold reflects 25% of the applicable target percentage and the AIP maximum reflects 200% of the applicable target percentage. The actual payout of the AIP for 2020 appears in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 35 above. See the Executive Compensation Discussion & Analysis beginning on page 20 above for more information on the 2020 AIP.

(2)

The equity plan-based awards granted to executive officers in 2020 were performance share units, restricted share units and stock options. See the Executive Compensation Discussion & Analysis beginning on page 20 above for a discussion of plan-based awards.

2021 PROXY STATEMENT	37

2020 Executive Compensation

(3)

The amounts reported in this column represent the number of performance share units granted in 2020 under the LTIP that would be earned assuming performance achievement at threshold (25%), target (100%) and maximum (200%). No exercise price or other consideration is paid by the executive officers with respect to performance share unit awards. The measurement period for performance share unit awards is the three-year period beginning January 1, 2020 and ending December 31, 2022. In the event of death, disability or retirement, the performance share units are prorated and settled at the end of the performance period. In the event of a change in control combined with certain termination of employment, the performance share units are governed by a change-of-control agreement with the executive officer, if applicable, or are governed by the LTIP, pursuant to which the Committee will determine the extent to which performance has been attained and cause such awards to be paid. See the Executive Compensation Discussion & Analysis beginning on page 20 above for a discussion of performance share units.

(4)

The amounts reported in this column represent restricted share units awarded to each executive officer in 2020 under the LTIP. No exercise price or other consideration is paid by the executive officers with respect to restricted share unit awards. These restricted share units vest evenly at one-third per year on each annual anniversary of the grant date and fully vest at three years. In the case of death, disability or change in control combined with certain termination of employment, restricted share units become 100% vested and will be delivered to the executive officer or, in the case of death, the applicable beneficiary. In the case of retirement, the restricted shares are prorated and are released at the original vesting date. See the Executive Compensation Discussion & Analysis beginning on page 20 above for a discussion of restricted share units.

(5)

The amounts in this column are the number of underlying stock options awarded to each executive officer in 2020 under the LTIP. The options have a maximum term of ten years, vest evenly at one-third per year on each annual anniversary of the grant date and fully vest at three years. In the case of death, retirement, disability or change in control combined with certain termination of employment, the options become 100% vested and exercisable for the remainder of their applicable term. See the Executive Compensation Discussion & Analysis beginning on page 20 above for a discussion of stock options.

(6)	The amounts reported in this column is the per share exercise price of the stock options, which represents the closing price on the NYSE for the Company’s Common Stock on the date of grant.

(7)

The amounts reported in this column were calculated as follows: (i) for performance share units granted on February 19, 2020, the grant date value of $14.64 per share was multiplied by the number of performance share units awarded; (ii) for restricted share units granted on February 19, 2020, the grant date value of $14.64 per share was multiplied by the number of restricted share units awarded; and (iii) for stock options granted on February 19, 2020, the grant date value of $5.21 per option was multiplied by the number of stock options. The performance share unit awards and the restricted share unit awards are valued at the closing market price of Ferro’s Common Stock on the date of the grant reduced by the discounted value of expected interest on the dividends associated with these shares. The fair value of each stock option on the grant date is determined using the Black-Scholes option pricing method, as further described on page 75 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. See also footnotes 3 and 4 to the Summary Compensation Table on page 35 above.

38	2021 PROXY STATEMENT

2020 Executive Compensation

Outstanding Equity Awards, Option Exercises and Vesting of Stock Awards

The following table sets forth information with respect to each of the executives named in the Summary Compensation Table regarding vested and unvested options and stock awards held as of December 31, 2020:

Outstanding Equity Awards

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options That Are Exercisable	Number of Securities Underlying Unexercised Options That Are Not Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Shares	Shares	Shares	$	Date	Shares	$	Shares	$
Peter T. Thomas(2)
Stock Options	38,000	0		15.16	02/24/21
Stock Options	45,500	0		6.84	02/23/22
Stock Options	68,800	0		5.29	02/21/23
Stock Options	98,800	0		7.02	04/24/23
Stock Options	95,300	0		13.09	02/20/24
Stock Options	107,300	0		12.33	02/18/25
Stock Options	185,700	0		9.60	02/17/26
Stock Options	123,300	0		14.27	02/15/27
Stock Options	57,600	28,800		22.01	02/21/28
Stock Options	49,400	98,800		17.89	02/20/29
Stock Options	0	190,000		14.64	02/19/30
Restricted Share Units						38,600	564,718
Restricted Share Units						26,200	383,306
Restricted Share Units						45,600	667,128
Performance Share Units								65,600	959,728
Performance Share Units								96,600	1,413,258
Performance Share Units								114,000	1,667,820
Benjamin Schlater(3)
Stock Options	4,633	0		9.60	02/17/26
Stock Options	1,533	0		13.35	09/01/26
Stock Options	13,733	0		14.27	02/15/27
Stock Options	11,000	5,500		22.01	02/21/28
Stock Options	10,600	21,200		17.89	02/20/29
Stock Options	0	41,700		14.64	02/19/30
Restricted Share Units						5,000	73,150
Restricted Share Units						8,300	121,429
Restricted Share Units						10,000	146,300
Performance Share Units								12,500	182,876
Performance Share Units								20,700	302,841
Performance Share Units								25,000	365,750

2021 PROXY STATEMENT	39

2020 Executive Compensation

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options That Are Exercisable	Number of Securities Underlying Unexercised Options That Are Not Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Shares	Shares	Shares	$	Date	Shares	$	Shares	$
Mark H. Duesenberg(4)
Stock Options	32,300	0		15.16	02/24/21
Stock Options	36,100	0		6.84	02/23/22
Stock Options	57,300	0		5.29	02/21/23
Stock Options	16,700	0		13.09	02/20/24
Stock Options	18,800	0		12.33	02/18/25
Stock Options	32,500	0		9.60	02/17/26
Stock Options	21,600	7,200		14.27	02/15/27
Stock Options	10,067	1,067		22.01	02/21/28
Stock Options	8,633	17,267		17.89	02/20/29
Stock Options	0	31,700		14.64	02/19/30
Restricted Share Units						4,600	67,298
Restricted Share Units						6,700	98,021
Restricted Share Units						7,600	111,188
Performance Share Units								11,500	168,245
Performance Share Units								16,900	247,247
Performance Share Units								19,000	277,970

(1)

Shares listed in this column are restricted share awards made under LTIP (which vest three years after the grant date). The value of the actual payout will be the number of shares times the closing share price on the NYSE of Common Stock on the date prior to the payout date; however, the value set forth in the table is based on the closing share price on the NYSE of Common Stock as of December 31, 2020.

(2)

Mr. Thomas’s unvested option awards reported in the table vest as follows: for grant date 2/21/18: 28,800 vest on 2/21/21; for grant date 2/20/19: 49,400 vest on each of 2/20/21 and 2/20/22; for grant date 2/19/20: 63,333 vest on each of 2/19/21 and 2/19/22, and 63,334 vest on 2/19/23.

(3)

Mr. Schlater’s unvested option awards reported in the table vest as follows: for grant date 2/21/18: 5,500 vest on 2/21/21; for grant date 2/20/19: 10,600 vest on each of 2/20/21 and 2/20/22; for grant date 2/19/20: 13,900 vest on each of 2/19/21, 2/19/22, and 2/19/23.

(4)

Mr. Duesenberg’s unvested option awards reported in the table vest as follows: for grant date 2/21/18, 5,033 vest on 2/21/21; for grant date 2/20/19: 8,633 vest on 2/20/21, and 8,634 vest on 2/20/22; for grant date 2/19/20: 10,566 vest on each of 2/19/21 and 2/19/22, and 10,567 vest on 2/19/23.

40	2021 PROXY STATEMENT

2020 Executive Compensation

The following table sets forth for each of the executives named in the Summary Compensation Table the exercises of stock options and an estimate of the vesting of stock awards under the Company’s LTIP during the fiscal year ended December 31, 2020:

Option Exercises and Stock Vested

	Option Awards		Stock Awards(1)
Name	Common Stock Acquired on Exercise	Value Realized on Exercise	Common Stock Acquired on Vesting	Value Realized on Vesting
	Shares	$	Shares	$
Peter T. Thomas	30,000	183,485	201,430	2,908,465
Benjamin Schlater	0	0	25,360	364,423
Mark H. Duesenberg	0	0	35,234	508,749

(1)

The number of shares listed in these columns is the total number of restricted share units that vested during 2020, as well as performance share units that vested in 2020 and were settled 50% in shares of Common Stock and 50% in cash in 2021.

Post-Employment Compensation

The following table sets forth the accumulated benefits under the DB Plan and the Supplemental DB Plan (collectively, the “DB Program”) for each of the executives named in the Summary Compensation Table:

Pension Benefits

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		Years	$	$
Peter T. Thomas(1)	DB Plan	7.0833	467,048	0
	Supplemental DB Plan	7.0833	130,601	0
Benjamin Schlater	—	—	—	—
Mark H. Duesenberg	—	—	—	—

(1)

These amounts reflect Mr. Thomas’s accumulated present values of his benefit under the DB Plan and his benefit under the Supplemental DB Plan, each as of the applicable measurement date of December 31, 2020, used for financial reporting purposes for the 2020 fiscal year. Mr. Thomas is fully vested in his DB Program benefit because he has more than the required five years of service for vesting purposes. His credited service is limited to 7.0833 years due to the freeze of the DB Program on March 31, 2006 (including a freeze on credited service used to calculate the amount of his benefits under the DB Program). The “Present Value of Accumulated Benefit” was calculated based on certain assumptions made by the Company’s actuaries, including those regarding discount rate and mortality, which are consistent with DB Program disclosures. As a result of the differences in assumptions and methodology between the SEC’s rules for disclosure and the terms of the Supplemental DB Plan (which involve different calculation dates, interest rates and mortality assumptions), the present value of Mr. Thomas’s accumulated benefits in this table is not the same as the present value of his Supplemental DB Plan benefits that actually would have been paid to him under the terms of the Supplemental DB Plan using the measurement date of December 31, 2020. In addition, Mr. Thomas’s DB Plan benefit will not be payable to him in the form of a lump sum.

Under the DB Program, an eligible participant who retires at age 65 with at least 30 years of service will receive a monthly benefit equal to 50% of the monthly average of the participant’s highest five consecutive calendar years of compensation (which includes base salary and certain incentive payouts), reduced for 50% of the monthly primary social security benefits. Benefits are subject to reduction for service of less than 30 years and for commencement

2021 PROXY STATEMENT	41

2020 Executive Compensation

prior to age 65 (age 60 for certain eligible elected officers). Service in excess of 30 years is not taken into account for accrual of retirement benefits. DB Plan benefits are payable in a life annuity form with 120 monthly payments guaranteed (“Life Annuity”). The DB Plan also allows for participants who remain active employees beyond their normal retirement dates under the DB Plan to take in-service distributions of the monthly payments beginning at age 59 1⁄2. Depending on the outcome of a participant’s benefit calculations, and consistent with the plan document and Internal Revenue Code Section 409A, Supplemental DB Plan benefits may be payable in a Life Annuity and/or those benefits may be commuted and paid in one or two lump sum payments. Furthermore, the benefits payable under the Supplemental DB Plan to an eligible participant are conditioned upon the execution of, and compliance with, a non-competition, non-solicitation, non-disparagement, and confidentiality agreement.

Of the executives listed in the Summary Compensation Table, only Mr. Thomas participated in these plans during 2020 because he was hired before July 1, 2003. Messrs. Schlater and Duesenberg were never eligible for participation in the DB Program. See the Change in Pension Value and Non-qualified Deferred Compensation Earnings column of the Summary Compensation Table on page 35 above for information regarding the change in value of Mr. Thomas’s benefits under the DB Program for 2020.

Non-Qualified Deferred Compensation

The following table sets forth information regarding non-qualified deferred compensation plans for 2020 with respect to each of the executives named in the Summary Compensation Table:

Non-Qualified Deferred Compensation

Name	Executive’s Contributions	Company’s Contributions(1)	Aggregate Earnings(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2020(3)

	$	$	$	$	$

Peter T. Thomas	—	142,112	(29,497)	—	2,299,798

Benjamin Schlater	—	29,162	(1,773)	—	158,842

Mark H. Duesenberg	—	39,165	(7,687)	—	601,465

(1)	Amounts in this column are included as part of each executive’s 2020 compensation in the “All Other Compensation” column of the Summary Compensation Table on page 35 above.

(2)	Aggregate Earnings in 2020 consist of deemed gains and/or losses.

(3)

Amounts in this column relating to the Supplemental 401(k) Plan account include any vested and non-vested portions. Company contributions under the Supplemental 401(k) Plan vest 20% for each year of vesting service, with full vesting after five years of vesting service. As of December 31, 2020, Mr. Thomas, Mr. Schlater, and Mr. Duesenberg were each 100% vested in their respective Supplemental 401(k) Plan accounts.

The non-qualified deferred compensation plans in this table consist of the Deferred Compensation Plan and the Supplemental 401(k) Plan. There are no Company Contributions under the Deferred Compensation Plan and, among the executive officers listed in this table, none had an account balance as of December 31, 2020.

Under the Supplemental 401(k) Plan, participants may receive a supplemental matching contribution and/or a supplemental basic pension contribution. These are primarily contributions that would have been made to the account of a participant in the 401(k) Plan but for the application of Federal tax law limitations. In addition, any AIP payments are included in the calculation of supplemental basic pension contributions. There are no employee contributions under the Supplemental 401(k) Plan. Under the Supplemental 401(k) Plan, each executive officer listed in this table had an account balance as of December 31, 2020.

42	2021 PROXY STATEMENT

2020 Executive Compensation

The Supplemental 401(k) Plan permits participants the option of a deemed investment in either Company Common Stock or the stable asset fund under the 401(k) Plan. During 2020, all of the Company’s contributions under the Supplemental 401(k) Plan were deemed invested in Company Common Stock for the NEOs, and earnings include any deemed dividends, gains and losses. No actual shares of Company Common Stock are held by the Supplemental 401(k) Plan.

Termination and Change in Control Payments

Executive Separation Policy

The Compensation Committee has approved a formal separation policy for certain senior executives, including the CEO. The policy outlines the expected separation payments to certain senior executives if their employment is terminated without “cause” or if an executive officer terminates his or her employment for “good reason.” Under the policy, eligible senior executives will receive the following benefits:

•	A lump sum payment equal to 24 months of salary and target level bonus in the case of the CEO or 18 months of salary and target level bonus for certain other senior executives;

•	A pro-rated bonus for the portion of the year of termination that the executive officer was employed based on actual performance against bonus plan targets;

•	Continuation of health benefits for 24 months for the CEO or 18 months for certain other executive officers; and

•

Outplacement services for 24 months in an amount not to exceed $25,000 in the aggregate for the CEO or 12 months in an amount not to exceed $10,000 in the aggregate for certain other executive officers.

Payments are designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Separation benefits under the policy are payable only if (i) the executive officer has executed an agreement for non-competition, non-solicitation, confidentiality, non-disparagement (and, if specified by the Company, arbitration) and a release of all claims (other than those that cannot be waived) that the executive may have against the Company, its officers, fiduciaries, Directors, agents, and employees and (ii) the executive agrees to provide reasonable assistance and cooperation with the Company concerning business or legal related matters about which the executive possesses relevant knowledge or information. The Compensation Committee may modify or terminate this policy from time to time; however, any modification or termination will not affect the rights of any executive whose termination or departure preceded such modification or termination.

Additional Termination Payments

While the Executive Separation Policy governs the separation pay and benefits that the Company will provide to executive officers if their employment with the Company terminates under certain circumstances, an executive officer may also receive payments under the AIP, the Supplemental 401(k) Plan, the DB Plan, the Supplemental DB Plan and the LTIP.

AIP. The AIP provides an executive with an opportunity to earn additional cash compensation based upon the achievement of pre-determined financial goals for the fiscal year. See the Annual Incentive Plan discussion of the Executive Compensation & Discussion Analysis beginning on page 20 above for a discussion of this plan. If an executive’s employment is terminated without “cause” or if an executive officer terminates his or her employment for “good reason,” then the policy will provide for any AIP-related payments. In other termination situations, payment of any AIP is governed by the AIP itself. Under the AIP, if the executive’s employment terminates as a result of retirement or death prior to the end of the year, the executive will receive a prorated AIP payout based on his or her annual rate of base salary at retirement or death, as applicable, and actual AIP results for that year (provided that the executive worked for a minimum of three months during the plan year) or, in other termination situations, the executive will not receive any AIP payment for the year in which his or her employment terminates.

Supplemental 401(k) Plan. The executives are eligible to participate in the Supplemental 401(k) Plan. See Non-Qualified Deferred Compensation on page 42 above for a discussion of this plan. If an executive’s employment terminates for any reason, he or she will receive the portion, if any, of his or her account that had

2021 PROXY STATEMENT	43

2020 Executive Compensation

vested prior to January 1, 2005 (plus earnings) soon after the end of the month in which the termination occurs, and any remaining vested portion of his or her account will be paid the first day of the seventh month following the termination of employment. Each executive’s account vests 20% per year, with full vesting upon the completion of five years of employment. Alternatively, the executive’s account fully vests upon attainment of age 65, disability, death or a change in control. If the executive dies on the date of termination or during the six months following termination, the payment will be made as of the date of death. The form of the payment, whether stock or cash, is dependent upon the executive’s election. If his or her employment with the Company terminated as of December 31, 2020, each executive would have been entitled to receive the following amount under the Supplemental 401(k) Plan: Mr. Thomas ($2,299,798), Duesenberg ($601,465), and Mr. Schlater ($158,842).

DB Plan and the Supplemental DB Plan. Mr. Thomas is the only executive named in the Summary Compensation Table who participates in the DB Plan and the Supplemental DB Plan because these plans are available only to executives who were hired prior to July 1, 2003 (when the DB Plan was frozen as to new hires). If Mr. Thomas’s employment terminates, under the Supplemental DB Plan, he would receive the portion, if any, of his benefit under the plans that had vested prior to January 1, 2005 (or he could begin the payment of that benefit in the form of an annuity) soon after the end of the month in which the termination occurs, and any remaining vested portion of his account will be paid in a lump sum the first day of the seventh month following the termination of his employment. If Mr. Thomas’s employment had terminated on December 31, 2020, then his estimated benefit under the Supplemental DB Plan would have been $131,000. In addition, if Mr. Thomas’s employment had terminated on December 31, 2020, he would receive a benefit under the DB Plan in the form of an annuity, with 120 monthly payments guaranteed, beginning as early as January 1, 2021, in the gross amount of $2,087.01 per month (which includes a reduction for early commencement). Benefit Accruals under both the DB Plan and the Supplemental DB Plan (including those of Mr. Thomas) were frozen on March 31, 2006. See Post-Employment Compensation on page 41 for a discussion of these plans.

LTIP. The executives are also eligible to participate in the LTIP. (See the discussion of Long-Term Incentives in the Executive Compensation Discussion & Analysis on page 20 above for a description of the LTIP.) The LTIP allows the Company to award different types of long-term incentives; however, the Compensation Committee has only awarded stock options, performance shares, performance share units, restricted shares, and restricted share units. For stock options, if an executive leaves the Company under the Executive Separation Policy or for any reason other than a change in control, death, disability or retirement, he or she has three months to exercise stock options that were vested as of the date of separation and any options that were not vested as of the date of separation from service are forfeited. If there is a change in control combined with certain termination of employment or the executive leaves the Company as a result of death, disability or retirement, all options previously awarded to such executive are fully vested and remain exercisable for the rest of the applicable option exercise period.

Performance share units were granted under the LTIP to certain executives in 2020, 2019, and 2018. If an executive leaves the Company under the Executive Separation Policy or for any reason other than a change in control, death, disability or retirement, then he or she is entitled to the value of the performance share units that have vested for completed performance periods, which will be provided to the executive in the form of a cash payment equal to 50% of the value of the performance share units and the other 50% will be in the form of Common Stock. Any performance share units for any performance period that has not been completed are forfeited. If the executive leaves as a result of death, disability or retirement, the executive will receive prorated vesting of performance share units, if earned, for performance periods that have not been completed as of the date of separation, which will be provided to the executive after the end of the performance period in the form of a cash payment equal to 50% of the value of the performance share units and the other 50% will be in the form of Common Stock. If there is a change in control, performance share units will vest as described in an executive’s change in control agreement.

Restricted share units were granted under the LTIP to certain executives in 2020, 2019, and 2018. The 2020 restricted share units vest evenly at one-third per year on each annual anniversary of the grant date, fully vest at three years, and are not subject to a holding period. The 2019 and 2018 restricted share units vest three years from the date of the grant and then are subject to a two-year holding period. If the executive leaves during the three-year vesting period other than due to death, disability, a change in control, or for 2020 and 2019 only

44	2021 PROXY STATEMENT

2020 Executive Compensation

retirement, then the restricted share units are forfeited. If the executive leaves during the three-year vesting period due to death, disability or a change in control, then the restricted share units will vest and the executive (or, in the case of death, the applicable recipient) will receive the restricted share units. For 2020 and 2019 only, if the executive leaves during the three-year vesting period due to retirement, the restricted shares are prorated and release at the original vesting date. See Executive Compensation Discussion & Analysis on page 20 for a discussion of restricted share units.

Except as expressly provided otherwise in an applicable award agreement or change in control agreement, awards granted under the LTIP since 2014 have a “double trigger” change in control provision, which means that the vesting of awards will not accelerate upon a change in control unless the acquiring company does not assume the awards or, if they are assumed, the acquiring company terminates the participant’s employment within the 24 month period following the consummation of the change in control other than for cause.

The table below shows the estimated value of the payments under the LTIP for each of the executives named in the Summary Compensation Table if they had left the Company on December 31, 2020:

Estimated Payments on Termination

Name	Resignation or Termination by the Company (Other Than by Reason of a Change in Control)(1) (2)	Retirement(3)	Death or Disability(4)
	$	$	$

Peter T. Thomas

Stock Options	—	—	—

Restricted Shares	—	—	—

Restricted Share Units	—	530,419	1,615,152

Performance Share Units	—	1,582,808	1,582,808

Benjamin Schlater

Stock Options	—	—	—

Restricted Shares	—	—	—

Restricted Share Units	—	—	340,879

Performance Share Units	—	—	344,746

Mark H. Duesenberg

Stock Options	—	—	—

Restricted Shares	—	—	—

Restricted Share Units	—	90,787	276,507

Performance Share Units	—	267,702	267,702

(1)

Payments for stock options, restricted shares, restricted share units, and performance share units upon termination following a change in control are set forth in the Estimated Change in Control Payments table on page 48 below.

(2)

Executives will not receive any payments for stock options in the event of the executive’s resignation or termination by the Company (other than by reason of a change in control) because the executives would not have received accelerated vesting of any stock options. Generally, restricted shares, restricted share units, and performance share units are forfeited upon the executive’s resignation or termination by the Company (other than by reason of retirement or a change in control).

(3)

The stock option amounts in the retirement column show the value of additional stock options that would have vested for each executive if the executive’s employment had terminated due to retirement and is based on the

2021 PROXY STATEMENT	45

2020 Executive Compensation

difference between the closing price of the Company’s Common Stock on December 31, 2020, and the exercise price of in-the-money accelerated stock options. Restricted share unit and performance share unit grants made in 2019 and after have provisions for pro-rated vesting upon retirement. Mr. Thomas and Mr. Duesenberg are the only officers listed in the table who would have been eligible for accelerated vesting of equity awards, as they are the only officers who would have been eligible for retirement on December 31, 2020.

(4)

The stock option amounts in the death or disability column show the value of additional stock options that would have vested for each executive if the executive’s employment had terminated due to disability or death and is based on the difference between the closing price of the Company’s Common Stock on December 31, 2020, and the exercise price of in-the-money accelerated stock options. The restricted share unit amounts in this column consist of the restricted share units that are not fully vested on December 31, 2020 which would have received accelerated full vesting upon death or disability on that date. The performance share unit amounts in these columns equal the estimated amounts for the prorated portion of the 2019-2021 and 2020-2022 performance periods valued using the closing share price of the Company’s Common Stock on December 31, 2020, and assuming that the target performance had been obtained.

Change in Control Payments

The Company currently has change in control agreements (the “Change in Control Agreements”) with each of Messrs. Thomas, Schlater, and Duesenberg. The purpose of these agreements is to reinforce and encourage each officer’s continued attention and dedication to his or her assigned duties without distraction in the face of solicitations by other employers and the potentially disruptive circumstances arising from the possibility of a change in control of the Company.

Pursuant to Mr. Thomas’ current change in control agreement, if a change in control of the Company occurs, (a) Mr. Thomas is entitled to a severance payment equal to three times his full year’s compensation (base salary plus bonus at the targeted amount) and continued participation in Ferro’s employee benefit programs for up to 36 months, (b) the agreement uses a definition of “Good Reason,” which does not include a voluntary resignation during the 90-day period commencing on the first anniversary of the change in control, and (c) the agreement does not provide for an excise tax “gross-up;” but instead, provides Mr. Thomas with benefits equal to the greater of (i) the payments under the agreement net of any excise taxes; or (ii) $1 less than the amount of payment that would trigger the application of excise taxes under Section 280G of the Code.

Under the form of Change in Control Agreement, if a change in control of the Company occurs, then the following will happen:

•

If the executive’s employment is terminated for any reason other than by the Company for cause, by reason of the executive’s death or retirement or by the executive without good reason, the Company would be obligated to:

¡

Pay the executive a lump sum severance payment equal to two times (three times with respect to Mr. Thomas) the executive’s full-year compensation (base salary plus bonus at the targeted amount) (the “Termination Payment”);

¡	Provide the executive with continued participation in Ferro’s employee benefit programs for up to 24 months (36 months with respect to Mr. Thomas), except in the event of the executive’s death;

¡

Pay the executive a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurs (if that termination date occurs in a calendar year following the calendar year in which the change in control occurs);

¡

Pay the executive a lump sum amount in cash equal to the sum of (i) the present value of the excess of the benefits that would have been paid or payable to the executive under any defined-benefit retirement plan in which the executive participates had he or she remained employed by Ferro for an additional 24 months (36 months with respect to Mr. Thomas) over the benefits that are payable at

46	2021 PROXY STATEMENT

2020 Executive Compensation

the time of termination plus (ii) the contributions that Ferro would have been required to make under any defined-contribution retirement plan over the 24 months (36 months with respect to Mr. Thomas) following termination;

¡	Provide the services of an outplacement firm; and

¡	Maintain the executive’s indemnification insurance for at least four years.

•	If the executive’s employment is terminated by reason of death, the Company will be obligated to:

¡	Pay the executive’s estate a lump sum severance payment equal to the Termination Payment; and

¡	Pay the executive’s estate a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurred.

In addition, within five days after the change in control occurs, the Company will be obligated to pay the executive (or, if applicable, the Executive’s estate) an amount in cash (or stock if necessary for tax reasons related to the change in control) for each grant of performance shares previously awarded to the executive for any performance period that had not expired before the change in control (even if the performance period has not been completed as of the date of the change in control and regardless of whether or not the executive’s employment was terminated).

Finally, with respect only to Mr. Duesenberg, if any of the foregoing payments are subject to an excise tax, the Company will provide a payment to cover such tax, and with respect to all NEOs, the Company will pay the fees for tax advice for such NEOs in connection with determinations and calculations related to excise tax.

These agreements limit the executives’ right to compete against Ferro after the termination of employment for a period of 24 months after the date of termination in normal circumstances and 36 months following the date of termination if all of the following conditions are met:

•	The Company has not terminated the executive’s employment because of disability;

•	The Company provides written notice to the executive not later than two months after the date of termination that the Company elects to impose the additional 12-month period; and

•	The Company pays the executive an aggregate amount equal to the executive’s base salary for the calendar year of the date of termination.

Each Change in Control Agreement also includes a non-disparagement provision that is perpetual.

2021 PROXY STATEMENT	47

2020 Executive Compensation

The table below describes the estimated value of the payments each of the executives named in the Summary Compensation Table would have received if there had been a change in control and the executive’s employment had been terminated as of December 31, 2020 (other than by the Company for cause, by reason of the executive’s death or retirement or by the executive without good reason):

Estimated Change in Control Payments

	Payout Under the Long-Term Incentive Plan plus Vesting Stock Options(1)	Severance(2)	Health & Welfare Benefits(3)	Annual Incentive Plan for 2019 (at target)	Retirement Benefits(4)	Out- placement Assistance	D & O Coverage Premiums(5)	Tax Advice	Total CIC Value	Excess Parachute Payment and Tax Gross Up(6)	Total
	$	$	$	$	$	$	$	$	$	$	$
Peter T. Thomas	$4,696,230	$6,000,000	$226,647	$1,000,000	$736,476	$50,000	$254,939	$5,000	$12,996,292	$0	$12,996,292
Benjamin Schlater	$1,009,470	$1,573,440	$63,293	$309,920	$136,102	$50,000	$254,939	$5,000	$3,402,163	$0	$3,402,163
Mark H. Duesenberg	$801,724	$1,522,950	$74,989	$299,975	$186,968	$50,000	$254,939	$5,000	$3,196,544	$0	$3,196,544

(1)

This column includes the aggregate amounts related to stock options, restricted shares, restricted share units, and performance share units. The stock option and restricted share amounts in this column show the value of additional stock options, restricted share, restricted share units, and performance share units that would have vested for each executive if the executive’s employment had terminated due to a change in control and is based on the difference between the closing share price on the NYSE of Common Stock on December 31, 2020 and the exercise price of the in-the-money accelerated stock options.

(2)	The severance payment includes a lump sum payment equal to two times (three times with respect to Mr. Thomas) each executive’s full-year compensation (base salary plus bonus at the target amount).

(3)	The health and welfare benefits amounts equal the estimated value of health and welfare benefit coverage under the applicable Change in Control Agreement.

(4)

The amounts in this column include payments pursuant to the applicable Change in Control Agreement relating to the 401(k) Plan and the Supplemental 401(k) Plan. The amount for Mr. Thomas also includes payments pursuant to his Change in Control Agreement relating to the DB Plan and the Supplemental DB Plan.

(5)	The amounts in this column are based on total estimated future premiums allocated among all covered insureds.

(6)

For Mr. Duesenberg, the amounts in this column consist of the payment that would be made by the Company to cover taxes on any excise tax incurred by the executive as a result of the change in control payments made to him. Based on the change of control payments calculated as of December 31, 2020, there would be no excise tax incurred by Mr. Duesenberg.

48	2021 PROXY STATEMENT

2020 Executive Compensation

Director Compensation

The Compensation Committee periodically reviews the amount and form of payment of Director compensation. A significantly larger portion of director compensation is delivered in the form of equity awards than in cash, and Directors must hold such awards until they cease to serve as a director. All of the directors hold equity with a value greater than the annual retainer and most hold equity with a value several times the annual retainer (the average is more than 10 times). In 2020, Directors were paid a quarterly retainer of $16,250 ($65,000 per annum) and were awarded 10,700 deferred stock units. The non-employee Directors do not receive a fee for attending meetings unless the total number of meetings a non-employee Director attends in a given year exceeds 24, in which case the non-employee Director would be paid $1,500 for each meeting in excess of 24. The Chairs of the Audit, Compensation, and Governance & Nomination Committees were also each paid an additional quarterly fee of $5,000 ($20,000 per annum). The Lead Director receives an additional quarterly fee of $6,250 ($25,000 per annum). Directors’ fees and other compensation for 2020 were:

Director Compensation

	Fees			Deferred Stock Units(3)
Name	Paid In Cash(1)	Deferred(2)	Total Fees	Number of Shares of Common Stock(3)	Value(4)	Total Compensation
	$	$	$	Shares	$	$
David A. Lorber	111,500	0	111,500	10,700	106,679	218,179
Marran H. Ogilvie	65,000	0	65,000	10,700	106,679	171,679
Andrew M. Ross	65,000	0	65,000	10,700	106,679	171,679
Allen A. Spizzo	85,000	0	85,000	10,700	106,679	191,679
Peter T. Thomas(5)	0	0	0	0	0	0
Ronald P. Vargo	85,000	0	85,000	10,700	106,679	191,679

(1)	Cash retainers are paid in quarterly installments.

(2)	Fees have been deferred pursuant to the deferred compensation program for Directors described below.

(3)

The deferred stock units will be paid out in an equal number of shares of the Company. As of December 31, 2020, each of Messrs. Lorber and Vargo held 50,500 deferred stock units; each of Messrs. Ross and Spizzo held 31,300 deferred stock units, and Ms. Ogilvie held 23,800 deferred stock units.

(4)	The amounts in this column reflect full fair value of the award on the date of the grants, April 30, 2020, and are computed in accordance with FASB ASC Topic 718.

(5)	Mr. Thomas is not paid any additional fees for his services as a Director because he is an employee of the Company.

Directors may defer their fees and Common Stock issuable upon settlement of the deferred stock units into the Ferro Director Deferred Compensation Plan. Amounts so deferred are invested in shares of Common Stock, and dividends, if any, on those shares are reinvested in additional shares of Common Stock. Ferro distributes the shares of Common Stock credited to a Director’s deferred account after he or she ceases to be a Director.

Deferred stock units awarded annually to the Directors vest immediately at the time of the award; however, the deferred stock units are held for the account of each Director and are not converted into shares of Ferro Common Stock until such Director ceases to serve as a Director of the Company. The Company believes the requirement to hold the deferred stock units until cessation of service further aligns the interests of the Directors and shareholders. Upon cessation of the Director’s service as a Director, one share of Common Stock will be delivered for each deferred stock unit held. During the period between the vesting of the deferred stock unit and the delivery of the shares of Common Stock, the Director will not be entitled to exercise any voting rights with respect to the shares of Common Stock that correspond to the deferred stock units, but the Director will be entitled to receive a cash payment equivalent to any cash distributions or dividends paid on Common Stock with respect to the deferred stock units during such period.

2021 PROXY STATEMENT	49

Proposal Two

PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in detail under the heading “Executive Compensation Discussion & Analysis” and in the compensation tables and narrative disclosures that accompany the compensation tables, the Company’s compensation program for the NEOs is designed to attract, motivate, and retain talented executives who will provide leadership for the Company’s success. Under this program, the NEOs are rewarded for individual and collective contributions to the Company consistent with a “pay for performance” orientation. Furthermore, the executive officer compensation program is aligned with the nature and dynamics of the Company’s business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. The Compensation Committee regularly reviews the executive compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and shareholders through the use of equity-based awards. At our 2020 Annual Meeting of Shareholders, our shareholders expressed their support for our executive compensation policies and practices in our non-binding advisory vote on the executive compensation, with approximately 98% of the votes cast approving the executive compensation of our NEOs. The Board of Directors has determined, and shareholders have approved, holding the advisory vote on executive compensation each year.

The Company is asking the shareholders to indicate their support for the Company’s NEO compensation as described in this Proxy Statement. Accordingly, the Company asks the shareholders to vote “FOR” the following resolution at the 2021 Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosure.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required for Approval

Although the vote is non-binding, the Company will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the compensation of the Company’s NEOs. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board of Directors recommends a vote “FOR” the proposal to approve the compensation of the Company’s NEOs. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

50	2021 PROXY STATEMENT

Proposal Three

PROPOSAL THREE:

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

Deloitte & Touche LLP served as the independent registered public accounting firm to the Company in 2020 and is expected to be retained to serve in such capacity in 2021. The Board of Directors has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the 2021 Annual Meeting.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s Code of Regulations or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Deloitte & Touche LLP, notwithstanding that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required for Approval

The affirmative vote of a majority of the shares present in person at the virtual meeting or by proxy and entitled to vote is required for approval. Abstentions will have the same effect as votes against the proposal.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2021. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

2021 PROXY STATEMENT	51

Accounting Firm Information

ACCOUNTING FIRM INFORMATION

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has sole responsibility for appointing the Company’s independent registered public accounting firm, but will consider the outcome of the shareholder vote on ratification of any appointment.

Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2006. In accordance with its responsibilities under its charter and the NYSE listing standards, the Audit Committee will assess periodically the advisability of rotating audit firms for audits in future years.

In recommending to the Board of Directors for submission to the shareholders at the 2021 Annual Meeting the ratification of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the year ending December 31, 2021, the Audit Committee took into consideration several factors, including Deloitte’s tenure, reports of the Public Company Accounting Oversight Board (“PCAOB”) on Deloitte and Deloitte’s fees and performance. Representatives of Deloitte will attend the 2021 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent registered public accounting firm for audits of the Company’s financial statements and internal control over financial reporting. In addition, the Audit Committee has sole responsibility for determining whether and under what circumstances the Company’s independent registered public accounting firm may be engaged to perform audit-related and non-audit services and must pre-approve any audit-related and non-audit services performed by the independent registered public accounting firm consistent with applicable regulations. Under no circumstance is the Company’s independent registered public accounting firm permitted to perform services of the nature described in Section 201 of the Sarbanes-Oxley Act.

For the years ended December 31, 2020 and 2019, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates billed or will bill the Company fees as follows:

Year	Audit Fees	Audit- Related Fees	Tax Fees	All Other Services
2020	$5,486,000	$77,000	$945,000	$8,000
2019	$4,794,000	$1,167,000	$1,280,000	$12,000

Fees noted in “Audit Fees” in 2020 and 2019 represent fees for the audits of the annual consolidated financial statements and internal control over financial reporting as of and for the years ending December 31, 2020 and 2019; statutory audits of certain local subsidiary financial statements as of and for the years ended December 31, 2020 and 2019; and reviews of the interim financial statements included in quarterly reports.

Fees noted in “Audit-Related Fees” in 2020 and 2019 include services for various agreed upon procedure reports and translation services generally performed by local statutory auditors. The 2020 fees also include advisory services for the SEC Comment Letter. The 2019 fees included non-recurring services related to the divestiture of the Tile Coatings business.

Fees noted in “Tax Fees” in 2020 represent tax compliance services, primarily related to international transfer pricing and tax audit consulting services, of $78,000 and tax planning services, primarily related to the divestiture of the Tile Coatings business, of $867,000. Fees noted in “Tax Fees” in 2019 represent tax compliance services, primarily related to international transfer pricing, of $39,000 and tax planning services, primarily related to the divestiture of the Tile Coatings business, of $1,241,000.

52	2021 PROXY STATEMENT

Accounting Firm Information

Fees noted in “All Other Services” in 2020 and 2019 represent fees for access to accounting research databases.

The Audit Committee has approved all audit-related and non-audit services described above and has concluded that the provision of these audit-related and non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

Report of the Audit Committee

The Audit Committee assists the Board in its general oversight of Ferro Corporation financial reporting processes. The Audit Committee charter describes in greater detail the full responsibilities of the Committee. During each fiscal year, the Audit Committee reviews the Company’s consolidated financial statements, internal control over financial reporting, audit matters, and reports from management. In connection with these reviews, the Audit Committee meets with management, internal auditors, and Ferro’s independent registered public accounting firm, Deloitte & Touche LLP, at least once each quarter. These meetings include executive sessions in which the Audit Committee meets separately with the independent registered public accounting firm, internal auditors, and management personnel.

In performing these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews and discusses the quarterly and annual audited consolidated financial statements with management, the Company’s internal auditors, and the Company’s independent registered public accounting firm prior to their issuance. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the consolidated financial statements and other reports, and maintaining policies relating to legal and regulatory compliance, ethics, and conflicts of interest. Deloitte & Touche LLP is responsible for performing an independent audit of the annual consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with Ferro’s management and Deloitte & Touche LLP the audited financial statements of the Company for the fiscal year ended December 31, 2020. The Audit Committee has also discussed with Deloitte & Touche LLP all matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board. The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of Deloitte & Touche LLP concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Ronald P. Vargo, Chair

Marran H. Ogilvie

Andrew M. Ross

Allen A. Spizzo

2021 PROXY STATEMENT	53

Proposal Four

PROPOSAL FOUR:

SHAREHOLDER PROPOSAL REGARDING SIMPLE MAJORITY VOTE

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, the beneficial owner of more than $2,000 of the Company’s Common Stock, has advised the Company that he intends to submit a proposal to a vote of shareholders at the 2021 Annual Meeting. The proposal and the shareholder’s statement in support thereof are set forth below. If properly presented, this proposal will be voted on at the Annual Meeting.

The Board disclaims any responsibility for the content of the proposal and statement in support, which are presented in the form received from the shareholder. For the reasons set forth following the proposal, the Board of Directors recommends a vote “AGAINST” this proposal.

Shareholder Proposal and Shareholder’s Supporting Statement

Proposal 4 – Simple Majority Vote

RESOLVED, Shareholders request that our board take each step necessary so that each supermajority voting requirement at Ferro that is due to default to state law be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

This proposal topic won 99%-support at the 2014 Ferro annual meeting. Yet Ferro management fought hard to keep Ferro shareholders from voting on this proposal topic in 2019.

This resistance was under the direction of Mr. David Lorber, who at age 40 purportedly amassed enough “business oversight” experience to be the Ferro Lead Director and also the Chair of the Ferro Governance Committee. Mr. Lorber is the only Ferro director below age 50. Two-thirds of the Ferro Board is over age 58.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs and FirstEnergy. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. The proponents of these proposals included Ray T. Chevedden and William Steiner. Church & Dwight shareholders gave 99%-support to a 2020 proposal on this same topic.

The current supermajority vote requirement does not make sense. For instance with our 67% majority vote requirement in an election calling for an 67% shareholder approval in which 68% of shares cast ballots -then 2% of shares opposed to certain improvement proposal topics would prevail over the 66% of shares that vote in favor.

In anticipation of impressive shareholder support for this proposal topic an enlightened Governance Committee and an enlightened Board of Directors and could expedite adoption of this proposal topic by giving shareholders an opportunity to vote on a binding management version of this proposal at our 2021 annual meeting. Hence adoption could take place in 2021 instead of 2022.

Please vote yes:

Simple Majority Vote – Proposal 4

54	2021 PROXY STATEMENT

Proposal Four

Board of Directors’ Statement Regarding the Shareholder Proposal

After careful consideration, the Board has concluded that this proposal is not in the best interests of the Company and its shareholders. The proposal calls for the Board to take such steps as are “necessary so that each supermajority voting requirement at Ferro that is due to default to state law be replaced by a requirement for a majority of the votes cast.” It is not clear what action the proponent requests the Board take under this proposal.

The Company already amended its Code of Regulations in response to the shareholder proposal included in its 2014 proxy statement, as referenced by the proponent, which requested the elimination of Company voting standards calling for greater than a simple majority vote. The Board supported this proposal in an effort to increase Board accountability to shareholders and the ability of shareholders to effectively participate in corporate governance.

The effect of the shareholder proposal in the 2014 proxy was to revise provisions in the Code of Regulations containing voting or participation requirements that had greater than a simple majority standard that could be lowered under Ohio law, specifically, those with respect to shareholders fixing the number of directors and amending the Code of Regulations by written consent. The Company has eliminated any specific provisions from its Code of Regulations requiring greater than a simple majority vote. The Company’s articles of incorporation similarly do not contain specific provisions requiring greater than a simple majority vote.

The proponent’s request is vague and overly broad. By its terms, it is not limited to shareholder voting requirements, or any other particular provisions of Ohio law. It could apply to any requirements under Ohio law. Rather than leaving the matter open ended, the proposal could have identified the specific Ohio law provisions or the category of voting requirements intended to be addressed. The proposal does neither. Accordingly, this request is overly broad and it is unclear what the proponent is asking shareholders to vote on and how such proposal would be implemented.

Because this request is vague and ambiguous, the Board believes that approval of this proposal is not in the best interests of the Company or its shareholders.

Vote Required

The affirmative vote of a majority of the votes cast is necessary for the approval of this proposal. Abstentions and broker non-votes will not be counted for determining whether the resolution is approved.

Board Recommendation

The Board of Directors unanimously recommends that you vote “AGAINST” this proposal. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

2021 PROXY STATEMENT	55

Recommendations and Nominations of Directors and Shareholder Proposals for 2022 Annual Meeting

RECOMMENDATIONS AND NOMINATIONS OF DIRECTORS AND SHAREHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

Recommending a Candidate for our Board of Directors

The Governance & Nomination Committee will consider candidates for Director who are recommended by shareholders in accordance with the advance notice provisions in the Company’s Code of Regulations. Shareholder recommendations must be submitted in writing to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 USA. Shareholders may recommend candidates to be considered by the Committee at any time; however, for a candidate to be considered for election at an annual shareholders meeting, the notice must be received not less than 90 or more than 120 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders. Based on the currently scheduled date of the 2021 Annual Meeting, for a shareholder’s candidate to be considered for nomination for election at the 2022 Annual Shareholders Meeting, notice must be received no earlier than December 30, 2021 and no later than January 29, 2022 to be timely. The recommendation notice should include the information required by the Code of Regulations, including, but not limited to, (a) certain biographical and share ownership information concerning the nominee and the shareholder proponent, (b) a description of any arrangements between the shareholder proponent (and certain affiliates) and any other person or entity with respect to the nomination, including the nominee, and (c) a written consent of the nominee to serve as a Director of the Company, if elected, and a representation regarding the nominee’s voting commitments or actions as a Director, as well as that the nominee will comply with the Company’s corporate governance and other policies, principles, and guidelines. The Company may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.

Nominating a Person for Election as a Director under our Proxy Access Provisions

The Company’s Code of Regulations contains a proxy access provision that permits an “eligible shareholder” who complies with the provision to nominate one or more individuals for election to the Board of Directors at an annual shareholders’ meeting and to have the nomination included in the Company’s proxy statement for that meeting. An “eligible shareholder” is a record or beneficial owner (or group of up to 20 record and/or beneficial owners) who owns and has owned continuously for at least 3 years at least 3% of the outstanding shares of capital stock of the Company entitled to vote generally for the election of Directors. A shareholder cannot be a part of more than one group nominating individuals for any particular annual meeting. The proxy access provision includes rules to determine whether a record or beneficial holder “owns” the capital stock of the company for purposes of the proxy access provision and addresses the treatment of loaned shares and hedging transactions.

To nominate a nominee, among other requirements that are set forth in the Code of Regulations, an Eligible Shareholder must submit a nomination notice no earlier than 150 calendar days and no later than 120 calendar days prior to the anniversary of the date that the Company commenced mailing or otherwise sending its proxy statement for the preceding year’s annual meeting of shareholders. With respect to the 2022 Annual Meeting of Shareholders, the notice must be received no earlier than October 26, 2021 or later than November 25, 2021. For any nomination to be timely under the proxy access provision, the company must receive by the deadline the shareholder nomination and all required information and documentation described in the proxy access provision, and any supporting statement of 500 words or less that the Eligible Shareholder wished to be included in the proxy statement. Shareholder nominations and related documentation should be sent to the Secretary at our principal executive offices located at 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124.

The proxy access provision has a number of limitations and requirements related to Director nominations by eligible shareholders, which can be found in our Code of Regulations.

56	2021 PROXY STATEMENT

Recommendations and Nominations of Directors and Shareholder Proposals for 2022 Annual Meeting

Making a Shareholder Proposal

Any shareholder who intends to present a proposal at the 2022 Annual Meeting of Shareholders for inclusion in the Proxy Statement and form of proxy relating to that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8. Any such shareholder proposal must delivered to the Company at our headquarters at 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124, not later than November 25, 2021, and must otherwise comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the advance notice provisions in the Code of Regulations.

Any shareholder who intends to present a proposal at the 2022 Annual Meeting other than for inclusion in Ferro’s proxy statement and form of proxy must comply with the advance notice provisions in the Code of Regulations. Among other requirements, these provisions require that such shareholder deliver the proposal to Ferro at our headquarters at 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124, not less than 90 nor more than 120 calendar days prior to the first anniversary date of the preceding year’s annual meeting. Otherwise, such proposal will be untimely. Based on the scheduled date of the 2021 Annual Meeting, a proposal for the 2022 Annual Meeting must be delivered no earlier than December 30, 2021 and no later than January 29, 2022 to be timely. Ferro reserves the right to exercise discretionary voting authority on the proposal if a shareholder submits the proposal earlier than December 30, 2021 and on or after January 29, 2022.

2021 PROXY STATEMENT	57

General Information

GENERAL INFORMATION

Who is soliciting my proxy with this Proxy Statement?

The Board of Directors of Ferro is soliciting your proxy in connection with Ferro’s 2021 Annual Meeting of Shareholders.

What if I wish to attend the meeting?

Due to the ongoing COVID-19 pandemic, the meeting will only be conducted by live online webcast, i.e., as a “Virtual Meeting,” and attendance at the meeting is limited to the Company’s shareholders and the Company’s invited guests. To attend the meeting, you must have your sixteen-digit control number that is shown on your notice of electronic availability of proxy materials or your proxy card if you receive.

If you have any questions or encounter any difficulties accessing the virtual meeting, please call the technical support number that will be posted on the 2021 Annual Meeting website log-in page. You may log in 15 minutes before the start of the meeting. Shareholders are encouraged to log into the online webcast 15 minutes before the start of the meeting to provide time to test their Internet connectivity and download the required software, if needed.

Even if you wish to attend the meeting, we urge you to cast your vote prior to the meeting using the enclosed proxy card, via the Internet or by telephone. If you choose to vote at the meeting, it will revoke any previous proxy submitted. If you hold your shares in street name and wish to vote at the meeting, you must provide a legal proxy obtained from your bank or broker.

Please note that participants in the 401(k) Plan are not entitled to vote at the meeting by virtue of participating in the 401(k) Plan. Only the Trustee of the 401(k) Plan is authorized to vote shares held by participants on their behalf. (Please see “If I am a participant in the Ferro Corporation 401(k) Plan, how do I vote?” below.)

Who is entitled to vote at the meeting?

The record date for this meeting is March 18, 2021. On that date, Ferro had 82,661,431 shares of common stock (“Common Stock”) outstanding. Each of these shares will be entitled to one vote at the meeting. Shareholders may not cumulate votes in the election of Directors.

If I am a shareholder of record of Common Stock, how do I vote?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered the shareholder of record with respect to those shares and you may cast your vote in person during the virtual meeting or by any one of the following ways:

By Telephone: You may call the toll-free number indicated on your proxy card. Follow the simple instructions and use the personalized control number specified on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, and returned a proxy card.

Over the Internet: You may visit the website indicated on your proxy card. Follow the simple instructions and use the personalized control number specified on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, and returned a proxy card.

By Mail: You may mark, sign, and date the enclosed proxy card and return it in the postage-paid envelope provided.

58	2021 PROXY STATEMENT

General Information

If I am a beneficial owner of shares held in street name, how do I vote?

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the 2021 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Notice of electronic availability of proxy materials, including voting instructions, should be forwarded to you by that organization. If you request printed copies of these proxy materials by mail, you will receive a voting instruction form.

If I am a participant in the Ferro Corporation 401(k) Plan, how do I vote?

If you are a participant in the 401(k) Plan, you have the right to instruct Great-West Trust Company, LLC, as Trustee, to vote the shares allocated to your 401(k) Plan account. If you do not give voting instructions or if your voting instructions are not received by the deadline shown on the enclosed voting instruction form, the Trustee will vote your and other participants’ uninstructed shares in the same proportion in which it has received timely voting instructions from other participants for all shares held in the 401(k) Plan.

What if I want to change my vote?

If you want to change your vote, you may revoke your proxy by:

•	Submitting your vote at a later time via the Internet or telephone;

•	Submitting a properly signed proxy card with a later date that is received at or prior to the 2021 Annual Meeting;

•	Attending the 2021 Annual Meeting and voting during the meeting (if you do revoke your proxy during the meeting, it will not, of course, affect any vote that has already been taken); or

•	Providing notice, either in writing before the meeting to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 USA or at the meeting itself.

What if I submit a proxy without giving specific voting instructions?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxies on the proxy card will vote your shares:

•	FOR the election of the six nominees for Director proposed by the Board.

•	FOR the approval of the compensation of the Company’s named executive officers.

•	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2021.

•	AGAINST the shareholder proposal.

•	In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the 2021 Annual Meeting.

Will my shares be voted if I do not provide my proxy?

If you are a registered shareholder and do not submit a proxy, you must attend the virtual meeting to vote your shares.

If you hold shares in “street name,” your shares may be voted on certain matters even if you do not provide voting instructions to your bank or broker. Banks and brokers have the authority under the rules of the New York Stock Exchange (“NYSE”) to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered

2021 PROXY STATEMENT	59

General Information

public accounting firm is considered a routine matter for which banks and brokers may vote without specific instructions from their customers. You must provide voting instructions to your bank or broker for your shares to be voted on all other matters presented at the 2021 Annual Meeting.

If you are a participant in the Plan and do not instruct Great-West Trust Company, LLC, as Trustee, to vote the shares allocated to your Plan account, or if your voting instructions are not received by the deadline shown on the enclosed voting instruction form, the Trustee will vote the uninstructed shares in the same proportion in which it has received timely voting instructions.

How do I ask questions about matters on the agenda?

In recognition and promotion of good governance practices, you may submit questions in advance of the meeting until 11:59 p.m. EDT on April 27, 2021, by logging into www.proxyvote.com and entering your sixteen-digit control number. Alternatively, you can submit a question during the 2021 Annual Meeting after you have successfully logged into the 2021 Annual Meeting using your sixteen-digit control number.

For the benefit of all shareholders, our priority is to conduct the business set out in this Proxy Statement. We will not address any question that, among other things, is:

•	not directly related to the agenda items for the 2021 Annual Meeting;

•	repetitious or already made by other persons;

•	not of interest to the stockholders generally;

•	related to material non-public information;

•	related to personal grievances;

•	in reference to individuals or otherwise disrespectful;

•	in furtherance of personal or business interests; or

•	out of order or not otherwise suitable for the conduct of the Annual Meeting.

The Chairman or Secretary, in their reasonable judgment, shall determine which questions are suitable for the conduct of the 2021 Annual Meeting. Additionally, we will not address any question relating to any proposal that was not previously submitted in compliance with SEC Rule 14a-8 or our Code of Regulations.

Can I receive future proxy statements and annual reports electronically?

Yes. If you are a shareholder of record, you may request and consent to electronic delivery of future proxy statements, annual reports, and other shareholder communications by following the instructions on the proxy card to vote using the Internet and when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also contact our Transfer Agent, Computershare Investor Services, by calling 1-800-622-6757 (toll free) or 1-781-575-4735 (international) or by writing: Computershare Investor Services, P.O. Box 505005, Louisville, KY 40233-5005, if by mail, or 462 South 4th Street, Suite 1600, Louisville, KY 40202, if by overnight delivery. If your shares are held beneficially in street name, please contact your bank, broker, or other nominee and ask about the availability of electronic delivery. Our proxy materials and Annual Report on Form 10-K are also available via the Internet at www.ferro.com website.

What should I do if I have questions?

If you require any assistance with voting your shares of Common Stock, please contact our proxy solicitor, Innisfree M&A Incorporated, toll free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

60	2021 PROXY STATEMENT

Miscellaneous

MISCELLANEOUS

Ferro will bear the cost of preparing and mailing this statement, with the accompanying proxy and other instruments. Ferro will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from security holders and beneficiaries for whose account they hold registered title to Ferro shares. Directors, officers, and other employees of Ferro, acting on its behalf, may also solicit proxies, for which they will not receive any additional compensation. Additionally, Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022, (“Innisfree”) has been retained at an estimated cost not to exceed $15,000 plus customary costs and expenses, to aid in the solicitation of proxies for the 2021 Annual Meeting. Proxies may be solicited personally, by mail, by telephone, by email or via the Internet. This Proxy Statement and the accompanying proxy will be sent to shareholders by mail on or about March 25, 2021.

The Company knows of no other matters to be submitted to the shareholders at the 2021 Annual Meeting. If any other matters properly come before the shareholders at the 2021 Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the proxies to vote the shares represented thereby on such matters in accordance with their best judgment.

FERRO CORPORATION

/s/ MARK H. DUESENBERG
By:	MARK H. DUESENBERG,
Secretary

March 25, 2021

2021 PROXY STATEMENT	61

Note

Under rules of the Securities Exchange Commission, to minimize mailing costs we are permitted to send a single set of annual reports and proxy statements to any household at which two or more shareholders reside if they appear to be members of the same family. A number of brokerage firms have also instituted this practice with respect to the delivery of documents to shareholders residing at the same address. With this practice, however, each shareholder continues to receive a separate proxy card for voting. Any shareholder affected by this practice who desires to receive multiple copies of annual reports and proxy statements in the future may write or call Investor Relations at 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124, Attention: Investor Relations, telephone 216.875.5400.

12345

FERRO®

6060 Parkland Boulevard Suite 250 ▪ Mayfield Heights, OH 44124 ▪ 216.875.5600 ▪ ferro.com

FERRO CORPORATION

6060 PARKLAND BLVD.

MAYFIELD HEIGHTS, OH 44124

ATTN: KEVIN CORNELIUS G.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/28/2021 for shares held directly and by 11:59 P.M. ET on 04/26/2021 for shares held in Ferro’s 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form

During The Meeting - Go to www.virtualshareholdermeeting.com/FOE2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions..

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/28/2021 for shares held directly and by 11:59 P.M. ET on 04/26/2021 for shares held in a Ferro’s 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                                 KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For all Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposals:		☐	☐	☐

1.	Election of Directors

Nominees

01.	David A. Lorber 02. Marran H. Ogilvie		03. Andrew M. Ross 04. Allen A. Spizzo 05. Peter T. Thomas

06.	Ronald P. Vargo

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	Advisory vote on the compensation for named executive officers.					☐	☐	☐

3.	Ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Accounting Firm.					☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4.						For	Against	Abstain

4.	Shareholder proposal regarding simple majority vote, if properly presented at the meeting.					☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

       Signature [PLEASE SIGN WITHIN BOX]                        Date                                                                 Signature (Joint Owners)                                                       Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

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FERRO CORPORATION

Annual Meeting of Shareholders

April 29, 2021 9:00 AM

This proxy is solicited by the Board of Directors

Mark H. Duesenberg, Benjamin J. Schlater, and Arturo Del Rio (the “Proxies”), or any of them, each of them with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Ferro Corporation to be held at 9:00 AM, EDT on April 29, 2021 via webcast at www.virtualshareholdermeeting.com/FOE2021, and any adjournment or postponement thereof. Shares represented by this proxy will be voted by the shareholder.

If no such directions are indicated, the Proxies will have the authority to vote FOR the election of the Board of Directors, FOR Proposals 2 and 3, and AGAINST Proposal 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side